EXHIBIT 2.1


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                            ASSET PURCHASE AGREEMENT

                                      AMONG

                         FLEET TRANSPORT COMPANY, INC.,

                           FLEET TRANSPORT VA., INC.,

                               BULK STORAGE, INC.,

                            BMI TRANSPORTATION, INC.,

                          FLEET ACQUISITION CORPORATION

                                       AND

                           CHEMICAL LEAMAN CORPORATION

                                  JUNE 28, 1996

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                                TABLE OF CONTENTS

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    Preambles......................................................      1

    ARTICLE 1 - DEFINITIONS........................................      1


    ARTICLE 2 - SALE AND PURCHASE OF ASSETS.......................       6

      2.1. Assets to be Acquired..................................       6

        2.1.1. Owned Real Property................................       6
        2.1.2. Leased Real Property...............................       6
        2.1.3. Transport-Related Assets...........................       7
        2.1.4. Tangible Personal Property.........................       7
        2.1.5. Personal Property Leases...........................       7
        2.1.6. Relevant Contracts.................................       8
        2.1.7. Intellectual Property..............................       8
        2.1.8. Intangible Personal Property.......................       8
        2.1.9. Escrowed Deposits of Independent Contractors.......       8
        2.1.10. Accrued Employee Vacation.........................       8
        2.1.11. Specified Accounts Receivable.....................       8
        2.1.12. After Acquired Property...........................       9

      2.2. Excluded Assests.......................................       9

    ARTICLE 3 - PURCHASE PRICE....................................       9

      3.1. Purchase Price.........................................       9
      3.2. Payment of Purchase Price..............................      10
      3.3. Assumption of Assumed Equipment Lease Liabilities......      11
      3.4. Earn Out...............................................      11
      3.5. Allocation.............................................      14

    ARTICLE 4 - LIABILITIES OF THE COMPANY........................      15

      4.1. Liabilities............................................      15
      4.2. Excluded Liabilities...................................      15

    ARTICLE 5 - REPRESENTATIONS AND WARRANTIES....................      16

      5.1. Organization, Power, Standing and Qualification........      16
      5.2. Corporate Power and Authority..........................      16
      5.3. Validity of Contemplated Transactions1.................      17
      5.4. Title to Properties....................................      17
      5.5. Third Party Options....................................      19
      5.6. Schedule of Assets.....................................      19
      5.7. Financial Statements...................................      20
      5.8. Absence of Undisclosed Liabilities.....................      20

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      5.9.  Certain Tax Matters...................................      20
      5.10. Litigation; Compliance with Laws......................      21
      5.11. Employee Benefits.....................................      21

        5.11.1. General...........................................      21
        5.11.2. Severance.........................................      22
        5.11.3. Litigation........................................      22

      5.12. Hazardous Substances..................................      23

        5.12.1. Compliance........................................      23
        5.12.2. Discharges, Etc...................................      23
        5.12.3. Disposal; Conditions..............................      23
        5.12.4. Spillage, etc.....................................      24
        5.12.5. Potentially Responsible Party.....................      24
        5.12.6. Groundwater Contamination.........................      24

      5.13. Zoning................................................      24
      5.14. Insurance.............................................      25
      5.15. Intellectual Property Rights..........................      25
      5.16. Labor Issues..........................................      26

        5.16.1. General...........................................      26
        5.16.2. Violations of Law.................................      26

      5.17. Contracts.............................................      26
      5.18. Other Transactions....................................      27
      5.19. No Changes............................................      28
      5.20. Copies of Articles and Bylaws.........................      29
      5.21. Transactions with Affiliates..........................      29
      5.22. Capital Expenditures..................................      29
      5.23. Personnel.............................................      29

        5.23.1. General...........................................      29
        5.23.2. Employees.........................................      29
        5.23.3. Independent Contractors...........................      29
        5.23.4. Independent Contractor Status.....................      30



      5.24. Value of Unencumbered Transport - Related Assets......      30
      5.25. Assumed Liabilities...................................      30
      5.26. Specified Accounts Receivable.........................      30
      5.27. Filings with State Authorities........................      30
      5.28. Other Transportation-Related Representations..........      31
      5.29. Veracity of Statements................................      31

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  ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF BUYER.............      32

      6.1.  Organization, Power, Standing and Qualification.......      32
      6.2.  Corporate Power and Authority.........................      32
      6.3.  Validity of Contemplated Transactions.................      32
      6.4.  On-going Business.....................................      33
      6.5.  Ownership of Buyer....................................      33
      6.6.  Financial Statements..................................      33
      6.7.  Copies of Articles and Bylaws.........................      33
      6.8.  Veracity of Statements................................      33

  ARTICLE 7 - ACTIVITIES OF SELLER PRIOR TO THE CLOSING DATE......      33

      7.1.  Operation of Business.................................      33

        7.1.1.  Efforts...........................................      33
        7.1.2.  Corporate Name....................................      34
        7.1.3.  Compensation......................................      34
        7.1.4.  Management........................................      34
        7.1.5.  Mergers, Etc......................................      34
        7.1.6.  Disposition of Assets.............................      34
        7.1.7.  Indebtedness......................................      34
        7.1.8.  Payables..........................................      34
        7.1.9.  Maintenance of Assets.............................      34
        7.1.10. Insurance.........................................      34
        7.1.11. Contracts and Permits.............................      35
        7.1.12. Goodwill..........................................      35
        7.1.13. Litigation, etc...................................      35
        7.1.14. Monthly Financial Statements......................      35
        7.1.15. Redemption........................................      35

      7.2. Access to Information..................................      35
      7.3. Benefit Plans..........................................      35

        7.3.1. Plan Changes.......................................      36
        7.3.2. Contributions and Payments.........................      36

      7.4. Antitrust Notification.................................      36
      7.5. Notice of Change.......................................      36
      7.6. No Discussions.........................................      36
      7.7. Seller Confidential Information........................      37

        7.7.1. Confidential Information of Seller.................      37
        7.7.2. Equitable Relief of Seller.........................      37

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  ARTICLE 8 - ACTIVITIES AND COVENANTS OF THE BUYER
              PRIOR TO CLOSING DATE...............................      38

    8.1. Environmental Audit......................................      38
    8.2. Antitrust Notification...................................      38
    8.3. Notice of Change.........................................      38
    8.4. Confidentiality..........................................      38

      8.4.1. Confidential Information of Buyer....................      38
      8.4.2. Equitable Relief of Buyer............................      39

    8.5. Nonsolicitation of Employees.............................      39
    8.6. Retention and Access to Records..........................      39
    8.7. Insurance................................................      39
    8.8. Independent Contractors..................................      40

  ARTICLE 9 - CONDITIONS PRECEDENT TO THE CLOSING.................      40

    9.1. Obligation of Buyer to Close.............................      40

      9.1.1.  Representations and Warranties; Compliance
              with Agreement......................................      40
      9.1.2.  Secretary's Certificate.............................      40
      9.1.3.  Opinion of Counsel of Seller........................      41
      9.1.4.  Litigation Affecting Closing; Labor Disputes........      41
      9.1.5.  Antitrust Improvements Act of 1976..................      41
      9.1.6.  Required Consents...................................      41
      9.1.7.  No Material Damage to Business......................      42
      9.1.8.  Environmental Audits................................      42
      9.1.9.  Due Diligence.......................................      42
      9.1.10. Board Approval......................................      42
      9.1.11. Receipt of Audit....................................      42
      9.1.12. No Material Adverse Effect..........................      42
      9.1.13. Schedules Satisfactory..............................      42

    9.2. Obligation of Seller to Close............................      42

      9.2.1. Representations and Warranties; Compliance
             with Agreement.......................................      43
      9.2.2. Secretary's Certificate..............................      43
      9.2.3. Opinion of Counsel of Buyer..........................      43
      9.2.4. Litigation Affecting Closing.........................      43
      9.2.5. Antitrust Improvements Act of 1976...................      44
      9.2.6. Approval.............................................      44
      9.2.7. Required Consents....................................      44

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  ARTICLE 10 - INDEMNIFICATION....................................      44

    10.1. By Seller...............................................      44
    10.2. By Buyer................................................      45
    10.3. Notice..................................................      45
    10.5. Limitations on Indemnification..........................      47

  ARTICLE 11 - SURVIVAL OF REPRESENTATIONS, WARRANTIES,
               GUARANTEES, AND COVENANTS..........................      48

  ARTICLE 12 - THE CLOSING........................................      48

    12.1. Time and Place..........................................      48
    12.2. Conduct of Closing......................................      48
    12.3. Certain Closing Costs; Prorations; Post-Closing
          Adjustments.............................................      49

  ARTICLE 13 - CONDUCT OF SELLER AND BUYER AFTER CLOSING..........      51

    13.1. General Cooperation Regarding Transfer of Assets........      51
    13.2. Buyer's Transition Support to Seller....................      51
    13.3. Seller's Transition Support to Buyer....................      52
    13.4. Seller's Restrictive Covenants..........................      52

      13.4.1. Non-Compete.........................................      52
      13.4.2. Non-Solicitation....................................      53
      13.4.3. Specific Enforcement; Extension of Period...........      53
      13.4.4. No Allocation to Restrictive Covenants..............      54

    13.5. Payables................................................      54
    13.6. Non-Solicitation........................................      54

      13.6.1. Covenant............................................      54
      13.6.2. Specific Enforcement; Extension of Period...........      54

    13.7. Preservation of Corporate Existence.....................      55
    13.8. Specified Accounts Receivable...........................      55
    13.9. Delivery of Documents by Seller.........................      55

  ARTICLE 14 - BROKERAGE; EXPENSES................................      56

    14.1. Brokers in General......................................      56
    14.2. Seller's Brokers........................................      56
    14.3. Buyer's Brokers.........................................      57

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    14.4. HSR Filing Fee..........................................      57
    14.5. Swain Performance Bonus.................................      57
    14.6. Expenses in General.....................................      57

  ARTICLE 15 - TAXES AND EMPLOYEE BENEFIT MATTERS.................      57

    15.1. Taxes...................................................      57

      15.1.1. Transaction Taxes...................................      57
      15.1.2. Filing of Returns...................................      57

    15.2. Transferred Employees and Independent Contractors.......      57
    15.3. Employee Benefit Plans..................................      58

      15.3.1. Group Medical Plan..................................      58
      15.3.2. Savings Plan........................................      58
      15.3.3. Dependent Care and Medical Expense Reimbursement
              Plan................................................      59
      15.3.4. Other Benefit Plans and Transition Arrangements.....      59

  ARTICLE 16 - TERMINATION........................................      59

    16.1. Events of Termination...................................      59

      16.1.1. Mutual Consent......................................      59
      16.1.2. Prior to Closing Date...............................      59
      16.1.3. Buyer's Rights to Terminate.........................      60
      16.1.4. Seller's Rights to Terminate........................      60

    16.2. Consequences of Termination.............................      60

      16.2.1. Effect of Termination...............................      60
      16.2.2. Reimbursement.......................................      60

  ARTICLE 17 - GENERAL............................................      60

    17.1.  Entire Agreement; Amendments...........................      60
    17.2.  Headings...............................................      60
    17.3.  Gender; Number.........................................      61
    17.4.  Exhibits and Schedules.................................      61
    17.5.  Severability...........................................      61
    17.6.  Notices................................................      61
    17.7.  Waiver.................................................      62
    17.8.  Assignment.............................................      62
    17.9.  Successors and Assigns.................................      62

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    17.10. Governing Law..........................................      62
    17.11. Jurisdiction...........................................      62
    17.12. Third Party Beneficiaries..............................      63
    17.13. Publicity..............................................      63
    17.14. Counterparts...........................................      63


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                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") is made this 28th day of June, 1996, by and among FLEET TRANSPORT COMPANY, INC., a Georgia corporation ("Fleet"), FLEET TRANSPORT VA., INC., a Virginia corporation ("Fleet-Va."), BULK STORAGE, INC., a North Carolina corporation ("Bulk Storage" and together with Fleet and Fleet-Va., the "Company"), BMI TRANSPORTATION, INC., a Delaware corporation ("BMI" and together with the Company, "Seller"), FLEET ACQUISITION CORPORATION, a Delaware corporation ("Acquisition") and CHEMICAL LEAMAN CORPORATION, a Pennsylvania corporation ("CLC" and together with Acquisition, the "Buyer").

                                   BACKGROUND

         The Company is engaged in the tank truck carrier (bulk chemicals in liquid and dry form), rail transfer and cleaning business. Acquisition, a wholly-owned subsidiary of CLC, desires to purchase substantially all of the assets of the Business (as defined below) and Seller desires to sell such assets, pursuant to the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, representations, warranties, and agreements herein contained, and intending to be legally bound, the Buyer and Seller agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS


         1.1. "Affiliate" of a Person means any Person which, directly or indirectly, through one or more intermediates, controls, is controlled by, or is under common control with such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to elect a majority of the board of directors or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, family relationship or otherwise.

         1.2. "Benefit Plan" means any Plan established by or maintained by Seller (or any predecessor or Affiliate of Seller) which provides or provided benefits for any Employee or former Employee, or with respect to which contributions are or have been made by or on behalf of Seller on account of any Employee or former Employee, existing as of the Closing Date but shall not include any Plan which provides or provided benefits for any

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Employee or former Employee, or with respect to which contributions are or have been made on account of any Employee or former Employee, as a result of the Employee's or former Employee's employment with BMI or an Affiliate of BMI other than Company.

         1.3. "Business" means the tank truck carrier (bulk chemicals in liquid and dry form), rail transfer and cleaning business as currently conducted by the Seller. For purposes of this Agreement, the "Business" shall not include any similar activities presently carried on by any Affiliate of BMI other than the Company, including the business of Refiners Transport & Terminal Corp.

         1.4. "Claim" means any written or oral demand, claim, suit, Lien, action, expense, cause of action, investigation or notice by any Person alleging actual or potential Liability.

         1.5. "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

         1.6. "Contract" means any written or oral contract, agreement, commitment, note, bond, pledge, lease, mortgage, guaranty, indenture, license, instrument or any other contractual commitment that is binding on any Person or its property.

         1.7. "Court Order" means any judgment, decree, writ, injunction, order or rulinq of any Governmental Entity.

         1.8. "Default" means (a) a breach of or default under any Contract, (b) the occurrence of an event which with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, or
(c) the occurrence of an event that (with or without the passage of time or the giving of notice or both) would give rise to a right of damages, specific performance, termination, renegotiation or acceleration under any Contract.

         1.9. "Employees" means all employees (within the meaning of Sections 3121(d) and 3401(c) of the Code and corresponding sections of applicable state and local laws) of the Company and those employees of BMI (i) who are engaged in the Business prior to Closing and (ii) who are listed on Schedule 1.9 attached hereto, and also including such employees who are on paid leave of absence or disability leave.

         1.10. "Environmental Claim" means any Claim (including, without limitation, liability for investigatory costs, cleanup costs, governmental response costs, national resources damages, property damages, personal injuries or penalties) arising out of, related to or in connection with the use, treatment, removal, storage, disposal, presence, migration,

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transport, handling, manufacture, possession, distribution, or the emission, injection, escape, dumping, spill, leak, discharge or release of Materials of Environmental Concern.

         1.11. "Environmental Laws" means all federal, state and local laws and regulations presently in effect relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or safety, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C.A. ss.ss. 9601 et seq., the Resource Conversation and Recovery Act ("RCRA"), 42 U.S.C.A. ss.ss. 6901 et seq., the Clean Water Act, 33 U.S.C.A. ss.ss. 1251 et seq., the Clean Air Act 42 U.S.C.A. ss.ss. 7401 et seq., the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq., The Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., The Transportation Safety Act of 1974, 49 U.S.C. ss. 5101, et seq., and laws and regulations presently in effect relating to emissions, spills, leaks, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, possession, distribution, use, treatment, storage, disposal, presence, transport or handling of Materials of Environmental Concern.

         1.12. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

         1.13. "ERISA Affiliate" means any Person who is in the same controlled group of corporations or who is under common control with Seller (within the meaning of Section 414 of the Code).

         1.14. "GAAP" means generally accepted accounting principles consistently applied.

         1.15. "Governmental Entity" means any government and political subdivisions thereof, court, arbitral tribunal, administrative agency, tribunal or commission or any other governmental or regulatory body, instrumentality or authority, whether domestic (federal, state or local) or foreign.

         1.16. "Indebtedness" of any Person means all obligations of such Person
(i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business),
(iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

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         1.17. "Intellectual Property" means collectively, all registered copyrights, copyright applications and unregistered copyrights, letters patent and pending applications for patents of the United States and all countries foreign thereto, including regional patents, certificates of invention and utility models, rights of license or otherwise to or under letters patent, certificates of intention and utility models which have been opened for public inspection and all reissues, divisions, continuations and extensions thereof, registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks, tradenames, brand names, brand marks, logos, licenses, mask work rights, computer software, computer systems and related proprietary documentation, trade secrets and related data, inventions, inventer's work papers and notebooks, disclosure of inventions, proprietary technology, formulae, processes, research and development in progress, know-how, designs, and all other proprietary information and similar intangible rights.

         1.18. "Laws" means all laws, statutes, ordinances, governmental regulations, orders, decrees, edicts, rules or other requirements of any Governmental Entity presently in effect, including without limitation, those covering environmental, safety, health, transportation, bribery, record keeping, zoning, employment, tax, anti-discrimination, antitrust, wage and hour and price and wage control matters.

         1.19. "Liabilities" means all Indebtedness, obligations and other liabilities, whether direct or indirect, and any loss, damage, cost, contingent liability, loss contingency, unpaid expense, claim, deficiency, guaranty or endorsement of or by any person whether or not ascertainable.

         1.20. "Lien" means any mortgage, lien (including federal, state and local tax liens), security interest, pledge, negative pledge, encumbrance, assessment, title retention agreement, restriction or restraint on transfer, defect of title, charge in the nature of a lien or security interest, or option (whether consensual, statutory or otherwise) or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

         1.21. "Litigation" means any action, lawsuit, arbitration, criminal prosecution, tax audit, administrative or other proceeding or investigation, or any inquiry asserting a violation of any Law, by, before or for any Governmental Entity.

         1.22. "Loss" means any and all damages, losses, obligations, deficiencies, Liabilities, encumbrances, penalties, fines, costs and expenses, including without limitation interest, court costs, reasonable fees of attorneys, accountants and other

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experts or other reasonable expenses of Litigation or other proceedings or of any Claim, Default or assessment.

         1.23. "Material Adverse Effect" means an effect which is or would be materially adverse to the Business, operations, properties, Assets (including intangible assets), prospects, Liabilities, condition (financial or otherwise) or results of operation, of the Company or the Buyer, as the case may be; provided that the Buyer acknowledges and agrees that Seller's financial condition as of May 28, 1996 (as disclosed by Seller to Buyer) did not constitute a Material Adverse Effect.

         1.24. "Materials of Environmental Concern" means any toxic, reactive, corrosive, carcinogenic, flammable or hazardous pollutant or other substance that presently is the subject of regulation under Environmental Laws, including, but not limited to, any "hazardous substance," "hazardous waste," "pollutants," or "contaminants" as defined in Environmental Laws, petroleum and petroleum products, natural gas or synthetic gas, material that is a source, special nuclear or by-product material, as defined by the Atomic Energy Act of 1954, 42 U.S.C.A. ss.ss. 3011 et seq., and the regulations promulgated thereto, "hazardous chemical," as defined in 29 C.F.R. Part 1910, materials that are considered hazardous for the purposes of transportation as defined in 29 C.F.R.
Part 1910 and all other hazardous materials as defined in 49 C.F.R. Part 172.

         1.25. "Permits" means any and all licenses, franchises, permits, (including without limitation occupancy permits), easements and rights of way, zoning variances, rights, consents, orders, approvals, certificates and other authorizations of or issued by any Governmental Entity.

         1.26. "Person" means any natural person, a sole proprietorship, a corporation, a partnership, a limited liability company, a joint venture, an association, a trust, or any other entity or organization, including a government or a political subdivision, agency or instrumentality thereof.

         1.27. "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

         1.28. "Taxes" means all taxes, charges, fees, levies or other assessments, including but not limited to all net

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income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, social security, unemployment, excise, estimated, stamp, occupation, property or other taxes, highway use, fuel and transfer taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign upon a Person or any of its properties.

         1.29. "Transferred Employees" means those Employees of Seller who are offered employment by Buyer pursuant to Section 15.2 and who become employees of Buyer within two weeks after the Closing Date.

                                    ARTICLE 2

                           SALE AND PURCHASE OF ASSETS


         2.1. Assets to be Acquired. Subject to the terms and conditions contained herein, on the Closing Date (as defined below), Seller shall, or shall cause its Affiliates to, sell, assign, transfer and deliver to Acquisition free and clear of all Liens (other than those Liens set forth on Schedule 2.1 hereto), and Acquisition shall purchase from Seller, all of the assets of the Company, whether real, personal, or mixed, and whether tangible or intangible, used in the Business other than the Excluded Assets (as defined in Section 2.2 below) (the "Assets"), including without limitation:

         2.1.1. Owned Real Property. The real property located in Lexington, North Carolina that is owned by the Company as more particularly described on
Schedule 2.1.1 (the "Owned Facility") and all of the rights arising out of the Company's ownership thereof or appurtenant thereto, together with all buildings, structures, facilities, fixtures and other improvements thereon and thereto of every kind and nature now or hereafter erected, installed, located, situated or used on, in, under or in connection with the operation, use or enjoyment thereof (the "Improvements") and together with any and all tenements, hereditaments and appurtenances now or hereafter belonging thereto or any part thereof or in any way appertaining or beneficial thereto, all easements and covenants now existing or hereafter created for the benefit thereof, and all other rights, liberties and privileges of whatsoever kind or character, and reversions, remainders, income, rents, issues and profits now or hereafter contained in, belonging to, arising from or in any way appertaining or beneficial to such real property;

         2.1.2. Leased Real Property. The leases for (i) the Business' headquarters located in Brentwood, Tennessee (the "Headquarters") which is more particularly described on Schedule

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2.1.2 hereto, (ii) the Business' leased operating facilities that are more particularly described on Schedule 2.1.2 hereto (the "Leased Facilities," and together with the Headquarters and the Owned Facility collectively, the "Facilities") together with Seller's interest in all rail transfer facilities, fixtures and other leasehold improvements thereon of every kind and nature now or hereafter erected, installed, located, situated or used on, in, under or in connection with the operation, use or enjoyment thereof (the "Leasehold Improvements");

         2.1.3. Transport-Related Assets. All (i) one hundred seventy-two (172) tractors used in the Business, fifty-nine (59) of which are owned by the Company (the "Company Owned Tractors") and one hundred thirteen (113) of which are leased by the Company, (ii) seven hundred sixty-five (765) trailers used in the Business, four hundred thirty-four (434) of which are owned by the Company (the "Company Owned Trailers") and three hundred thirty-one (331) of which are leased by the Company, (iii) seventeen (17) road ready, MC 307 trailers which are certified pursuant to U.S. Department of Transportation regulation 183, and Nineteen (19) road ready tractors, none of which are more than 10 years old and all of which have an aggregate fair market value of not less than Five Hundred Thousand Dollars ($500,000), and all of which are owned by Seller or its Affiliates; provided that, to the extent such MC 307 trailers and the tractors have an aggregate fair market value on the Closing Date of less than $500,000, the Purchase Price shall be reduced by an amount equal to the difference between $500,000 and such aggregate fair market value, and (iv) other motor vehicles and/or other transport-related assets used in the Business, all as more particularly described on Schedule 2.1.3 (the "Transport-Related Assets").

         2.1.4. Tangible Personal Property. All furniture, fixtures (including without limitation, the Leasehold Improvements located at the Licensed Facilities (as defined below)), machinery, and related equipment used in the Business, including without limitation, tank cleaning machinery and equipment, spare parts, tooling, tools, computer hardware and to the extent Acquisition obtains appropriate licenses with respect thereto, such licenses being listed on
Schedule 2.1.4 hereto, software, office equipment and other tangible personal property used in the Business, including but not limited to, any of the foregoing listed on Schedule 2.1.4 ("Tangible Personal Property"); provided that, the foregoing Tangible Personal Property shall not include any property located at BMI's Cleveland, Ohio headquarters other than the computer equipment more particularly described on Schedule 2.1.4 hereto;

         2.1.5. Personal Property Leases. All leases of tangible personal property used in the Business listed on Schedule 2.1.5, together with any options to purchase the underlying property;

         2.1.6. Relevant Contracts. Those Contracts to which the Company is a party relating to the Assets or otherwise appurtenant to the Facilities or used in the Business listed on Schedule 2.1.6 (the "Relevant Contracts");

         2.1.7. Intellectual Property. All Intellectual Property owned by Seller and relating to the Business, including but not limited to, all of Seller's right, title and interest in and to the name "Fleet" and all derivations thereof, and all goodwill relating thereto, but not the name "Bulk Storage" or any derivation thereof or goodwill relating thereto, together with all of the foregoing listed on Schedule 2.1.7 (the "Transferred Intellectual Property");

         2.1.8. Intangible Personal Property. All Permits (that by their terms are transferable by the Seller to a third party) ("Transferred Permits"), customer lists, other intangible personal property located at, or used in the Business and the goodwill of the Business, including, but not limited to, any of the foregoing listed on Schedule 2.1.8 (the "Intangible Personal Property" and together with the Tangible Personal Property and the Transport-Related Assets, the "Personal Property"); provided that, the foregoing Intangible Personal Property shall not include any property located at BMI's Cleveland, Ohio headquarters other than the records of the Company;

         2.1.9. Escrowed Deposits of Independent Contractors. All sums put into escrow by the Independent Contractors (as defined below) and held in escrow as of the Closing Date by the Company pursuant to the terms of the Independent Contractor Agreements between the Independent Contractors and the Company (the "IC Agreements"), the approximate aggregate amount of which, as of the Closing Date, is Two Hundred Seventy-Three Thousand One Hundred Twenty-Three Dollars and twenty-six cents ($273,123.26) subject to any rights or claims of the Independent Contractors under the IC Agreements, which escrowed deposits are more particularly described on Schedule 2.1.9 (the "Escrow Deposits");

         2.1.10. Accrued Employee Vacation. All sums accrued by the Company or the Seller in respect of the Employees' accrued vacation, the approximate aggregate amount of which is Two Hundred Fourteen Thousand Two Hundred Seventy-Five Dollars ($214,275.00), which amounts are more particularly described on Schedule 2.1.10 hereto (the "Accrued Vacation Amounts");

         2.1.11. Specified Accounts Receivable. Accounts receivable of the Business that represent not less than Three Million Dollars ($3,000,000) worth of receivables, which receivables are more particularly identified in Schedule
2.1.11 hereto (the "Specified Accounts Receivable"); and

         2.1.12. After Acquired Property. All of the assets, whether real, personal, or mixed, and whether tangible or intangible acquired by Seller or its Affiliates after the date hereof and prior to the Closing Date and which are used in the Business, which are owned by the Company on the Closing Date and which are desired to be acquired by Acquisition.

         2.2. Excluded Assets. (a) The accounts receivable relating to the Business not purchased by Acquisition pursuant to Section 2.1.11 hereof, (b) claims against third parties relating to pre-Closing events or occurrences, (c) cash and deposits (including all bonds, letters of credit, security and utility deposits), (d) the real property leases for the facilities of the Business located in (i) Atlanta, Georgia, (ii) Augusta, Georgia, (iii) Charlotte, North Carolina, (iv) Savannah, Georgia, and (v) Chattanooga, Tennessee (collectively, the "Licensed Facilities"), and (e) Permits (other than the Transferred Permits), including any transportation related operating authorities, IFTA permits, single state registration or base plates, as may be more particularly described on Schedule 2.2 hereto, together with the other assets not related to the Business listed on Schedule 2.2 are specifically excluded from the Assets being transferred to Acquisition pursuant to this Agreement (the "Excluded Assets").

                                    ARTICLE 3

                                 PURCHASE PRICE

         3.1. Purchase Price. The consideration for the Assets being purchased hereby, subject to the adjustments to be made pursuant to Section 12.3 below, shall be (i) Fifteen Million Five Hundred Thousand Dollars ($15,500,000) less the Escrow Deposits assumed by Acquisition on the Closing Date and less the Accrued Vacation Amounts assumed by Acquisition on the Closing Date plus Two Million Four Hundred Thousand Dollars ($2,400,000) in consideration of the Specified Accounts Receivable; provided, that in the event the Specified Accounts Receivable shall represent less than Three Million Dollars ($3,000,000), Acquisition shall only be required to pay (for such Specified Accounts Receivable) an amount equal to eighty percent (80%) of the amount represented by such Specified Accounts Receivable (the "Purchase Price"), (ii) plus Acquisition's assumption of the Assumed Equipment Lease Liabilities, the net present value of which in no event shall be greater than Fourteen Million Six Hundred Thousand Dollars ($14,600,000) worth of Liabilities (the "Assumed Liabilities Threshold") and Acquisition's Assumption of the Assumed Liabilities,
(iii) plus the Earn-Out (as defined below). The Purchase Price shall be payable to the Seller in cash as set forth in Section 3.2 hereof, the Assumed Equipment Lease Liabilities and Assumed Liabilities shall be assumed as set forth in
Section 3.3 hereof, and the Earn Out shall be determined and (if applicable) paid in accordance with the terms of Section 3.4 hereof.

         3.2. Payment of Purchase Price.

              (a) On the Closing Date, the Purchase Price less $1,500,000 shall be paid to the Seller in cash, by wire transfer in United States federal funds or to such other Person or Persons as the Company shall designate pursuant to the disbursement direction letter provided by the Seller prior to the Closing.

              (b) The balance of the Purchase Price, amounting to One Million Five Hundred Thousand Dollars ($1,500,000) (the "Environmental Hold Back") shall be retained by the Buyer to be utilized by the Buyer to perform any necessary or appropriate remediation or environmental clean-up at the Facilities, if any, together with all necessary or appropriate analyses, studies, audits and other services reasonably relating thereto (the "Related Environmental Services"). Such remediation and/or clean-up and the Related Environmental Services shall be performed in Buyer's reasonable and good-faith discretion, and Buyer shall provide advance written notice thereof, but in no event shall Seller be entitled to approve or otherwise interfere in Buyer's remediation or clean-up activities; provided, however, that the amount charged by Buyer to the Environmental Hold Back shall be limited solely to the cost and expense of remediation or clean-up and the Related Environmental Services necessary or appropriate to bring the Facilities into compliance with Environmental Laws. Where reasonable to do so, the Buyer shall apply for subsidies and/or reimbursement of expenses from appropriate Governmental Entities relating to such remediation or clean-up activities, and to the extent Buyer receives (i) such subsidies, such amounts shall be utilized by Buyer prior to Buyer's utilization of the Environmental Hold Back, or (ii) such reimbursements, such amounts shall be credited to the Environmental Hold Back. To the extent Buyer does not utilize the entire Environmental Hold Back on or prior to the second anniversary of the Closing Date, Buyer shall pay to Seller one-half (the "Second Anniversary Installment") of the unused portion of the Environmental Hold Back (the "Unused Holdback") on the second anniversary of the Closing Date and Buyer shall pay to Seller the balance of the Unused Portion (the "Third Anniversary Installment") on the third anniversary of the Closing Date. The Second Anniversary Installment of the Environmental Hold Back, if any, shall be payable to Seller with interest thereon at eight percent (8%) per annum (the "Agreed Rate"), computed from the Closing Date to the date of payment of the Second Anniversary Installment. The Third Anniversary Installment of the Environmental Hold Back, if any, shall be payable to Seller with interest thereon at the Agreed Rate, computed from the Closing Date to the date of payment of the Third Anniversary Installment. If any installment if not paid when due, such installment shall bear additional interest at the rate of two percent (2%) per annum until paid, plus the costs and expenses including reasonable attorneys' fees, relating to the enforcement and the collection thereto incurred by Seller ("Enforcement Related Expenses"). In the event Buyer utilizes the entire Environmental Hold Back prior to the second anniversary of the Closing Date, Buyer shall not owe Seller any interest in respect thereof. Buyer shall, upon Seller's reasonable request therefor, promptly provide Seller with a description of the remediation or clean-up undertaken and evidence that such was necessary or appropriate to remedy noncompliance with Environmental Law, accompanied by reasonably satisfactory evidence of the environmental circumstances addressed by such remediation or clean-up and the amounts expended by Buyer in respect of the Environmental Hold Back, which evidence shall be conclusive absent manifest error, all of which shall be certified by an officer of Acquisition.

              (c) All amounts paid by Acquisition in respect of the Specified Accounts Receivable shall be used by Seller to satisfy, at the Closing, the accounts payable relating to the Business identified on Schedule 7.1.8 hereto.

         3.3. Assumption of Assumed Equipment Lease Liabilities. On the Closing Date, Acquisition shall execute and deliver to the Company an Assignment and Assumption Agreement pursuant to which the Company shall assign to Acquisition and Acquisition shall assume, effective as of the Closing Date, the Assumed Liabilities; provided, that, in no event shall Acquisition be required to assume Assumed Equipment Lease Liabilities in excess of the Assumed Equipment Lease Liabilities Threshold.

         3.4. Earn Out.

              (a) Following the Closing, Seller shall be entitled to receive an additional payment (the "Earn Out") from Buyer computed as set forth below. The Earn Out will consist of a Revenue Amount and an EBITDA Amount (both as defined below). The Earn Out shall be based upon the financial performance of the Business during the twelve (12) calendar month period commencing on the first day of the first calendar month following the Closing Date, and ending on the last day of the twelfth (12th) calendar month thereafter (the "Earn Out Period").

              (b) Notwithstanding anything to the contrary in this Agreement, during the Earn Out Period, Acquisition agrees not to take any action, or omit to take any action with respect to the Assets and Business acquired pursuant to this Agreement, the sole or principal purpose of which shall be to reduce the Revenue Amount and/or the EBITDA Amount during the Earn Out Period. In addition, during the Earn Out Period, Buyer shall provide Seller with prompt written notice in the event of any material Default under any Facility or Transport-Related Asset lease or material Personal Property lease assumed by Acquisition hereunder or any material Relevant Contract assumed by Acquisition hereunder.

              (c) Seller will be entitled to receive (A) an amount (the "Revenue Amount") equal to sixty-seven and seven hundred eight thousandths cents ($.67708) for each dollar ($1.00) of revenue generated by the Business (determined from the books and records of the Business in accordance with GAAP) during the Earn Out Period in excess of Sixty-One Million Dollars ($61,000,000); provided, however, that in no event shall the Revenue Amount exceed Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) and (B) an amount (the "Additional Revenue Amount") equal to forty-one and six hundred sixty-seven thousandths cents ($.41667) for each dollar ($1.00) of revenue generated by the Business (determined from the books and records of the Business in accordance with GAAP) during the Earn Out Period in excess of Sixty-Five Million Eight Hundred Thousand Dollars ($65,800,000); provided, however, that in no event shall the Additional Revenue Amount exceed Two Hundred Fifty Thousand Dollars ($250,000). Buyer and Seller acknowledge that prior to and following the Closing, Chemical Leaman Tank Lines, Inc., a wholly-owned subsidiary of CLC ("CLTL"), will operate facilities located in the same territory as, and in competition with, one or more of the Facilities (the "Competitive Facilities"). Buyer and Seller further acknowledge that the Business could experience either an increase or a decrease in revenue due solely to the presence of the Competitive Facilities. Accordingly, to the extent a Competitive Facility or the Facility located in the same territory shall be sold, closed or consolidated with the other facility in that territory, Buyer shall provide detailed written notice of such event to Seller and shall allocate the revenues and the EBITDA (as defined below) at such other facility in that territory in a manner consistent with the revenues and EBITDA proration in each of the applicable Facility and Competitive Facility location during the twelve (12) month period prior to the Closing Date. Buyer covenants that no new Competitive Facilities will be started up by it or any Affiliate during the Earn Out Period and that it will provide notice to Seller of any acquisition of a Competitive Facility during the Earn Out Period.

              (d) Seller will further be entitled to receive (A) an amount (the "EBITDA Amount") equal to One Dollar fifty-eight and five hundred thirty-seven thousandths cents ($1.58537) for each dollar ($1.00) of EBITDA (as defined below) achieved by the Business during the Earn Out Period in excess of Six Million Seven Hundred Thousand Dollars ($6,700,000); provided, however, that in no event shall the EBITDA Amount exceed Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) and (B) an amount (the "Additional EBITDA Amount") equal to One Dollar ($1.00) for each dollar ($1.00) of EBITDA achieved by the Business during the

Earn Out Period in excess of Eight Million Seven Hundred Fifty Thousand Dollars ($8,750,000); provided, however, that in no event shall the Additional EBITDA Amount exceed Two Hundred Fifty Thousand Dollars ($250,000). For purposes of this Section 3(d), "EBITDA" shall be defined as the Business' revenues minus the Business' expenses (excluding equipment charges for operating and capital leases related to revenue equipment, and depreciation). In addition to the other expenses incurred by the Business during the Earn Out Period, which shall be determined from the books and records of the Business in accordance with GAAP and subtracted from the revenues of the Business, the parties agree that the Business' expenses shall also include "insurance costs," which shall, for the Earn Out Period, be not less than $4,023,000 and if less than that amount shall be deemed (solely for purposes of determining the EBITDA Amount) to be $4,023,000, "group administration charges," which shall, for the Earn Out Period, be deemed (solely for purposes of determining the EBITDA Amount) to be $3,000,000 and a "corporate administration charge," which shall, for the Earn Out Period, be deemed (solely for purposes of determining the EBITDA Amount) to be $462,000. The foregoing deemed amounts shall be used to compute EBITDA in lieu of the actual expenses incurred by the Business in these categories as set forth on the books and records of the Business. For purposes of computing EBITDA and the EBITDA Amount, expenses incurred by the Business during the Earn Out Period shall not include any amounts expended from the Environmental Hold Back and, with respect to any intercompany Affiliate charges incurred by the Business, all such charges shall be reasonable and determined on an arms-length basis.

              (e) Within sixty (60) days following the expiration of the Earn Out Period, Buyer shall deliver to Seller a certificate, executed by the President, CEO or CFO of Acquisition, showing the Revenue Amount, the EBITDA Amount and the total Earn Out, and the specific calculations thereof. Seller shall have thirty (30) days following the receipt of such certificate to review the determination and calculation of each of the Revenue Amount, the EBITDA Amount and the total Earn Out and any and all workpapers related to such calculation, which workpapers will be provided to Seller upon its request. In the event that Seller disputes any portion of the Earn Out calculation, Seller will provide within such thirty (30) day period written notice setting forth, in detail, its specific objections and Buyer and Seller agree to meet within five
(5) days of Buyer's receipt of such notice from Seller to resolve such dispute. If Buyer and Seller are unable to agree upon the Earn Out within five (5) days, then the determination of the Earn Out shall be made by a "big six" accounting firm not then representing Buyer or Seller (or any Affiliate thereof), whose decision shall be final and binding on the parties and whose costs and expenses shall be paid by Seller unless, as a result of such decision, the Earn Out shall increase by not less than

$250,000 over the amount determined by Buyer, in which case the cost and expenses of such accounting firm shall be borne by Buyer and Seller equally; provided, that, in no event shall Buyer be required to pay more than $50,000 to such accountants. Buyer agrees to provide Seller reasonable access to the records of the Business and, if appropriate, the records of any Competing Facility.

              (f) The Earn Out, if any, will be paid by the Buyer in three equal installments, the first of which shall be due ninety (90) days following the expiration of the Earn Out Period, the second of which shall be due on the first anniversary of the expiration of the Earn Out Period, and the final installment shall be due on the second anniversary of the expiration of the Earn Out Period. Following the payment of the first installment, the outstanding balance of the Earn Out from time to time shall bear interest at the Agreed Rate for the period of time commencing on the first anniversary of the expiration of the Earn Out Period until paid by Buyer in accordance with the terms hereof. Such interest shall be payable on the date that each of the second and third installments are paid by the Buyer. Buyer may prepay any installment, with interest accrued thereon, without penalty. If any installment is not paid on or before the due date, the installment shall bear additional interest at the rate of two percent (2%) per annum until paid plus any Enforcement Related Expenses.

              (g) During the Earn Out Period, Acquisition shall provide to BMI:
(i) within ninety (90) days after the end of each fiscal year, a copy of the unaudited financial statements of Acquisition prepared by management of Acquisition, as at the end of such year and (ii) as soon as practicable, but in no event later than twenty (20) days after the end of each month, a report setting forth the amount of revenue generated by, and the amount of EBITDA achieved by, the Business during such month (the "Monthly Earn Out Report"). The Monthly Earn Out Report shall be unaudited, provided that Buyer shall represent and warrant that such Monthly Earn Out Report and such year-end financial statements represent Acquisition's reasonable and good faith estimate of the matters set forth therein and shall have been prepared in a manner consistent with the terms of this Agreement.

         3.5. Allocation. The Purchase Price, and the Assumed Liabilities assumed by Acquisition pursuant to Article 4 hereof shall be allocated among the Assets in the manner required under Section 1060 of the Code and otherwise as set forth in the allocation schedule attached hereto as Schedule 3.5 (the "Allocation Schedule"). Buyer and Seller will file all Returns (as defined below), in accordance with the Allocation Schedule and neither party will take a contrary position for Federal, state or local tax purposes that is not consistent with the

Allocation Schedule on any Return or any documents filed by any of said parties with Federal, state or local authorities.

                                    ARTICLE 4

                           LIABILITIES OF THE COMPANY

         4.1. Liabilities. At Closing, Acquisition will assume only (i) the unamortized portion (as of the Closing Date) of those Liabilities of the Company for equipment leases which do not, in the aggregate, exceed the Assumed Equipment Lease Liabilities Threshold and which are listed on Schedule 4.1 attached hereto, (the "Assumed Equipment Lease Liabilities"), (ii) subject to the Company's ability to transfer, the Company's Liabilities in respect of the Escrow Deposits, (iii) the Company's Liabilities in respect of the Accrued Vacation Amounts, (iv) the Business' Liabilities arising after the Closing Date in respect of those fax machine, copier, computer and other business equipment leases listed on Schedule 4.1 hereof (v) the Business' Liabilities arising after the Closing Date in respect of the leases for the Leased Facilities, and (vi) the Business' Liabilities arising after the Closing Date in respect of the Contracts listed on Schedule 4.1 (collectively, the "Assumed Liabilities"). Acquisition covenants to timely and fully perform and satisfy all obligations under and pay all amounts provided for under the Assumed Liabilities.

         4.2. Excluded Liabilities. Except as expressly provided in Section 4.1 hereof, Buyer does not and will not otherwise acquire, discharge, assume, or become responsible for any Liabilities of the Company. Except for the Assumed Liabilities, Buyer does not hereby and shall not assume or in any way undertake to pay, perform, satisfy or discharge any Liabilities of Seller (the "Excluded Liabilities") and Seller agrees to pay and satisfy when due those Liabilities not assumed by Buyer. The Excluded Liabilities which shall not be assumed by Buyer shall include, without limitation:

              (a) All Liabilities relating to Benefit Plans maintained by Seller, whether or not for the Employees, other than the Accrued Vacation Amounts and Buyer's reimbursement obligations under dependent care and medical expense reimbursement plans as provided for in Section 15.3.3 below;

              (b) All Liabilities of Seller with respect to accounts payable arising on or prior to the Closing Date in connection with the operation of the Business;

              (c) All Liabilities of Seller under Contracts not assumed by Buyer pursuant to Schedule 4.1 and all obligations of

Seller arising or to be performed prior to the Closing Date under Contracts which are listed on Schedule 4.1;

         (d) All Liabilities for Taxes due and payable in respect of the operation of the Business on and prior to the Closing Date; and

         (e) All Liabilities of Seller relating to product Liabilities, workers' compensation Claims, cargo Claims, personal injury Claims, motor vehicle-related Claims and other Claims relating to the Business.

         (f) All Liabilities under Environmental Law arising out of acts or omissions occurring, or conditions existing, before the Closing Date.


                                    ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES


         The Company and BMI, jointly and severally, represent and warrant to Buyer as follows:

         5.1. Organization, Power, Standing and Qualification. Each of the Company and BMI is a corporation duly organized, validly existing, and in good standing under the Laws of the State of its incorporation and each has full power and authority (corporate and otherwise) to carry on its businesses as now being conducted and to own and operate the properties and assets now owned and operated by it. Attached hereto as Schedule 5.1 is a list of each and every jurisdiction in which the Company is qualified to do business. The Company is and has been at all times it was required to be, duly qualified to do business and is in good standing in each and every jurisdiction where the ownership or leasing of its properties and assets and the operation of its business requires such qualification except where the failure to qualify or to be in good standing would not have a Material Adverse Effect.

         5.2. corporate Power and Authority. Each Company and BMI has the requisite power and authority to execute, deliver and perform this Agreement and each of the documents, agreements and instruments to be executed, delivered and performed by it in connection with this Agreement (collectively the "Collateral Documents") and except as provided for on Schedule 5.2, to transfer the Assets to Buyer. The execution, delivery and performance of this Agreement and each of the Collateral Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action (corporate or otherwise) on the part of Seller including, without limitation, the approval thereof by the stockholders of the Company and the common stockholders and the holders of the subordinated debentures of BMI listed on Schedule 5.2, and requires no further authorization or consent by Seller, except to the extent obtained or otherwise disclosed on Schedule 5.2. This Agreement and the Collateral Documents, to the extent Seller is a party thereto, required to be executed on the date hereof have been duly and validly executed and delivered by Seller. This Agreement and the Collateral Documents, to the extent Seller is a party thereto, constitute the legal, valid and binding obligation of Seller, enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the general principles of equity or public policy.

         5.3. Validity of Contemplated Transactions. Except as set forth on
Schedule 5.3, the execution, delivery and performance of this Agreement and each of the Collateral Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, breach or contravene any of the terms, conditions or provisions of the Articles or Certificate of Incorporation or Bylaws of any Company or BMI; (b) violate, breach, be in conflict with, constitute a Default under, or cause the acceleration of any payments pursuant to any material Relevant Contract; (c) violate any provision of Law or any Transferred Permit, applicable to the Company or any of its Assets; (d) require any consent, approval, waiver, authorization or permit of, or filing or registration with or notification to, any Governmental Entity or any other Person to be obtained by Seller, except to the extent obtained, waived or otherwise disclosed on Schedule 5.3; (e) result in the creation or imposition of any Lien, upon Seller, any of the Assets or the Business; or (f) otherwise materially and adversely affect the validity or effectiveness of any Relevant Contract or the operation of the Business.

         5.4. Title to Properties.

              (a) Real Property.

                  (i) Except for the Owned Facility, the Company does not own any real property, nor is any real property owned by the Seller utilized in the Business. Schedule 2.1.2 contains a true and correct list of real property leased by the Company which is used in the Business, together with a description of the Improvements and Leasehold Improvements (as the case may be) located thereon.

                  (ii) The Company is in possession of each of the Facilities and has appropriate rights of ingress and egress with respect to the Facilities and the Improvements. None of the

Facilities, the Improvements or the use thereof contravenes or violates any zoning law, or any building, land use, administrative, occupational or safety and health Law in any material respect (except as permitted on the basis of prior nonconforming use, waiver or variance), all of which permitted uses, to the extent known to the Company, are set forth on Schedule 5.4(a)).

                  (iii) The Company has delivered or made available to Buyer prior to the execution of this Agreement true and complete copies of all leases, mortgages, deeds of trust, certificates of occupancy, title insurance policies, title reports, surveys and similar documents, and all amendments thereof, in the Company's possession, with respect to the Facilities.

                  (iv) There are no condemnation or appropriation proceedings pending or, to the knowledge of the Company, threatened against any of the Facilities, the Improvements or the Leasehold Improvements (as the case may be).

                  (v) Except as set forth on Schedule 5.4, the Improvements and the Leasehold Improvements are in good operating condition (ordinary wear and tear excepted).

                  (vi) Other than the leases listed on Schedule 2.1.2, to the knowledge of Seller, there are no options, licenses, leases, rights of first refusal, conditional sales agreements, or similar arrangements respecting any Facility.

                  (vii) Except for ordinary wear and tear, since the Financial Statement Date, there has been no material damage, destruction or loss (whether or not covered by insurance), with respect to any Facility.

                  (viii) The Company has access to all utilities, including water and sewage, necessary to operate the Business in the normal course and there are no unpaid assessments for the installation thereof or charges for making connection thereto that have not been fully paid or reserved. With respect to the Facilities, all public utilities, including connection and permanent right to discharge sanitary waste into the collector system of the appropriate sewer authority, are installed and operating, and all installation and connection charges have been paid in full or reserved.

                  (ix) There are no outstanding notices of uncorrected violations of the building, safety, plumbing, electrical, health, zoning or fire ordinances of the city, county, state or municipality in which any of the Facilities is located. The zoning and building Laws of the city, county, state or municipality in which any of the Facilities is located have not been and are not violated in any material respect by the existing structures.

                  (x) There are no management, service, supply, security, maintenance, or similar Contracts with respect to or affecting the Facilities, except as set forth on Schedule 2.1.6 or 5.4(a) attached hereto.

                  (xi) None of the Facilities, or portion thereof or the Improvements or Leasehold Improvements are affected by any special assessments, whether or not a Lien thereon, which have not been paid in full and there are no current installments of such assessments which remain unpaid and no such property will be assessed for any street paving or curbing heretofore laid or any other public improvements heretofore made. There are no pending, or to the Seller's knowledge, threatened assessments or similar charges that affect the Facilities; and there is no proceeding pending or to the Seller's knowledge, threatened for any increase of the assessed valuation of any portion of the Facilities. No ordinance authorizing improvements, the cost of which might be assessed against Buyer or any real property included in the Assets, is pending or, to the Seller's knowledge, contemplated.

                  (xii) To the Seller's knowledge, the Real Property is not located within a special flood hazard area as documented in the "Department of Housing and Urban Development, Federal Insurance Administration Special Flood Hazard Area Maps."

              (b) Except as set forth on Schedule 5.4(b), Company or an Affiliate thereof is in possession of and has good, valid and marketable title to, or has valid leasehold interests in or valid rights under Contract to use, all the Personal Property including, without limitation, all of the Personal Property reflected on the Schedules hereto. All the Personal Property is free and clear of all Liens, other than Liens arising by operation of law in the ordinary course of business for sums not due and which do not materially detract from the value of such Personal Property, Liens securing the performance of Leases or contracts entered into in the ordinary course of business or Liens disclosed on Schedule 5.4(b). Except as set forth on Schedule 5.4(b), all Personal Property is in good operating condition (ordinary wear and tear excepted), will be usable by Buyer for its intended purposes consistent with its use by the Company and its use by the Company complies with applicable Laws in all material respects.

         5.5. Third Party Options. There are no Contracts or rights of any kind with, to or in any third party to acquire any of the Company's capital stock, any of the Assets or any interest in or portion of, the Assets or the Business.

         5.6. Schedule of Assets. Schedule 2.1.1 through 2.1.11, are each a true, correct and complete listing, in all material respects, of such category of Assets (other than Transferred Permits) owned by the Seller or an Affiliate which are used in the Business as of the date hereof, and will be a true, correct and complete listing, in all material respects, of such category of Assets (other than Transferred Permits) owned by the Seller or an Affiliate which are used or are necessary or appropriate for use in the Business in the manner in which the Business will be conducted as of the Closing.

         5.7. Financial Statements. The Company has delivered to Buyer true and correct copies of the following financial statements: (i) a draft audited financial statement (the "1995 Financial Statements") relating to the Business for the period ended September 30, 1995 (the "Financial Statement Date"), (ii) unaudited internal income statements relating to the Business for the 1 month and 5 month periods ended February 29, 1996 (the "Interim Financials" and together with the 1995 Financial Statements, the "Financial Statements"). The Financial Statements have been, as of the respective dates thereof, prepared in accordance with the applicable books and records of the Business (which books and records are true and complete in all material respects) and when read together with the notes thereto, present fairly the financial condition of the Business and the results of its operations for the respective periods ended on such dates. The 1995 Financial Statements have been prepared in conformity with GAAP, consistently applied.

         5.8. Absence of Undisclosed Liabilities. There exist no Liabilities, and Seller has not received notice of any Liabilities, which relate to, arise out of or otherwise were incurred in connection with the Business or the Assets except for those incurred, consistent with past business practices, in the ordinary course of the Business since the Financial Statement Date and except those which are specifically disclosed in the Financial Statements or in
Schedule 5.8 attached hereto. Schedule 5.8 hereto sets forth all bonds, guarantees, letters of credit and reimbursement obligations of the Company not otherwise disclosed on Schedule 5.14.

         5.9. Certain Tax Matters.

              (a) For any period ending on the date of or before the Closing Date, the Company has duly and timely filed or will file all federal, state, and local tax returns, declarations, and reports, estimates, information returns and statements (collectively, "Returns") required to be filed or sent by it or on its behalf and all such Returns are or will be true, correct and complete. The Company has paid in full all Taxes and any penalties entered with respect thereto, due and payable for any period ending on or before the Closing Date. All Taxes relating to the Seller's operation of the Business have been paid, withheld, or reserved for.

              (b) There are no Liens for Taxes upon any of the Assets, and no event has occurred which with the passage of time or the giving of notice, or both, could result in a Lien for Taxes and any of the Assets.

              (c) The Company is not a United States real property holding corporation and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during any period specified in
Section 897(c)(1)(A)(ii) of the Code.

              (d) The Company has no permanent establishment located in any tax jurisdiction other than the United States and is not liable for the payment of taxes levied by any such jurisdiction located outside the United States.

         5.10. Litigation; Compliance with Laws. Except as set forth in Schedule
5.10 attached hereto, there is no Litigation pending or, to the Seller's knowledge threatened, against or related to the Company or the Business, nor any failure to comply with, nor any Default under, any Law, or order applicable to, nor any violation of or Default with respect to any order, writ, injunction, judgment, or decree of any court or Governmental Entity or other instrumentality issued or pending against, the Company or the Business which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Business. The Company has obtained all Permits for the operation of the Business as presently operated, the failure of which to obtain, individually or in the aggregate, could reasonably be expected to have a Materially Adverse Effect on the Business, and all are listed on Schedule 5.10 attached hereto by the Facility to which such Permits relate, or if any such Permit relates to the Business as a whole, such fact shall be reflected on Schedule 5.10 hereto. All such Permits are presently valid and in full force and no cancellation, or withdrawal thereof has been effected or, to the Seller's knowledge, threatened and the Company is not in Default under any such Permit. The Company will renew or revalidate any such Permits which may become void, expired, terminated, canceled, or withdrawn between the date hereof and the Closing Date. The execution of this Agreement and the performance of the transactions contemplated hereby will not, upon the assignment of such Transferred Permits, result in the material modification or termination of, any such Transferred Permits. There have been no illegal kickbacks, bribes or political contributions made by the Seller relating to the Business.

         5.11. Employee Benefits.

         5.11.1. General. Schedule 5.11.1 attached hereto lists all Benefit Plans currently maintained by the Company. Except as set forth in Schedule 5.11.1:

              (a) No event has occurred which would permit the PBGC to impose a lien against any of the Assets under Title IV of ERISA.

              (b) Each Benefit Plan that provides medical benefits has been operated in compliance, in all material respects, with the requirements of sections 601 through 608 of ERISA and either (i) section 162(i)(2) and (k) of the Code and regulations thereunder (prior to 1989) or (ii) Section 4980B of the Code and regulations thereunder (after 1988), relating to the continuation of coverage under certain circumstances in which coverage would otherwise cease.

              (c) There have been no statements or communications made or materials provided to any Employee or former Employee of the Company by any person (including any Affiliate or any employee, officer or director of any Affiliate) which provide for or could be construed as a contract or promise by the Company that the Buyer shall provide for any pension, welfare, or other insurance-type benefits to any such Employee or former Employee, whether before or after retirement, other than as specifically set forth in Article 15 hereof.

              (d) All contributions to, and payments from, the Benefit Plans which may have been required to be made in accordance with the Benefit Plans and, when applicable, section 302 of ERISA or section 412 of the Code, have been timely made in all material respects.

              (e) Seller represents that the sale of the Business to Buyer shall not cause a withdrawal to occur with respect to any Multiemployer Plan (as defined in Section 4203 or 4205 of ERISA). Seller represents that there are no unpaid withdrawal liability claims with respect to Seller or any ERISA Affiliate.

         5.11.2. Severance. Buyer shall not be responsible for any liability for severance payments to Employees (i) who incur a separation from service (voluntary or otherwise) prior to and including the Closing Date or (ii) who are not Transferred Employees and who incur a separation from service as a result of the consummation of the transactions contemplated by this Agreement.

         5.11.3. Litigation. There is not pending or, to the best knowledge of the Seller threatened, litigation or arbitration concerning or involving any Benefit Plan that could reasonably be expected (i) to interfere with the consummation of the transactions contemplated by this Agreement, or (ii) to result in a Lien being imposed against any of the Assets. No complaints to or by any Governmental Entity have been filed or, to the best knowledge of the Seller, are threatened or are expected, with respect to any Benefit Plan that could reasonably be expected (i) to interfere with the consummation of the transactions contemplated by this Agreement, or (ii) to result in a Lien being imposed against any of the Assets. No claims have been made or, to the best knowledge of the Seller are threatened or expected, with respect to any bond or any fiduciary liability or other similar insurance with regard to the actions of any Person in connection with any Benefit Plan, nor has there been, nor to the best knowledge of the Seller, is there expected to be any notice to any insurer under any such bond or policy with regard to any Benefit Plan. No application for any bond or fiduciary liability or similar insurance policy with respect to any Benefit Plan has been rejected, nor is any such bond or policy now subject to any qualification, condition or exclusion.

         5.12. Hazardous Substances.

         5.12.1. Compliance. The Seller (a) has received no written or oral notice, from any Governmental Entity or any individual, and the Seller has no knowledge that the Company or the Business is not in material compliance with all Environmental Laws and (b) has received no written or oral notice from any Governmental Entity, citizens group, Employee or Person, and has no knowledge that the Company and the Business each is not in full compliance with the terms or conditions of any Permit or governmental authorization. The Seller has obtained, filed timely application for, or filed timely applications to renew, all Permits and other governmental authorizations required by Environmental Laws for the conduct of the Business. All Permits and other governmental authorizations currently held by the Seller for the benefit of the Business which relate to the Environmental Laws are identified on Schedule 5.12.1 attached hereto by Facility.

         5.12.2. Discharges, Etc. The Seller has received no written or oral notice that there has been and the Seller has no knowledge of, any past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim against the Company, the Business or against any Person whose liability for any Environmental Claim the Company or the Business has or may have retained or assumed either contractually or by operation of law.

         5.12.3. Disposal; Conditions. All on-site and off-site locations where the Company or the Business has stored, disposed, treated or arranged for the disposal or treatment of Materials of Environmental Concern during the period in which the Company occupied the facility in which such Materials of Environmental Concern were generated are identified on Schedule 5.12.3 attached hereto. Except as set forth on Schedule 5.12.3 attached hereto, to the best knowledge of the Seller, (i) at no time have there been disposals of Materials of Environmental Concern or above-ground or underground storage tanks or the treatment, storage or disposal of any Materials of Environmental Concern in any surface, impoundment or lagoon, located on or in any Facility; (ii) there is no asbestos or urea formaldehyde foam insulation contained in or forming part of any building, building component, structure or office space located on or in any Facility; and (iii) no polychlorinated byphenyls (PCBs) are present, in use or stored at any Facility. No hydraulic or dialectic fluid containing PCBs has been utilized at any Facility.

         5.12.4. Spillage, etc. Except as set forth on Schedule 5.12.4 attached hereto, there have been no spills, discharges, leaks, emissions, injections, escapes, disposals, dumpings or releases of any Materials of Environmental Concern in, on or about any Facility that could give rise to an Environmental Claim against the Company. Except as set forth on Schedule 5.12.4 attached hereto, the Company and the Business each has complied in all material respects with all notice requirements of the Environmental Laws regarding any spills, discharges, leaks, emissions, injections, escapes, disposals, dumpings or releases of any Materials of Environmental Concern in, on, and or about any Facility. Prior to the Closing Date, Seller has delivered to Buyer a copy of its incident log, register or similar files relating to the Business describing in reasonable detail any spill or discharge of Hazardous Materials that has occurred while being transported by the Business involvinq a Hazardous Material.

         5.12.5. Potentially Responsible Party. Except as set forth on Schedule 5.12, the Seller has received no written notice or claim from any Governmental Entity or from any private party, alleging that the Company or the Business is a potentially responsible party or is otherwise allegedly liable for costs associated with the remediation of any site, which received Materials of Environmental Concern from the Company or the Business. Except as set forth on
Schedule 5.12, the Company has received no request for information pursuant to
Section 104(e) of CERCLA or any analogous state statute or regulation in relation to the operation of the Business.

         5.12.6. Groundwater Contamination. The Seller has received no oral or written notice and has no knowledge that there has been any groundwater contamination in, on, under or near any Facility.

         5.12.7. Migration. To the knowledge of Seller, no Materials of Environmental Concern have been spilled, discharged, leaked, emitted, injected, escaped, disposed, dumped, or released at any location where such Materials of Environmental Concern could migrate onto or beneath any Facility.

         5.12.8. Transportation. The Business has not transported, disposed of or arranged for the disposal of or transportation of any Materials of Environmental Concern at any Facility that could reasonably form the basis of an Environmental Claim against the Company or the Business.

         5.13. Zoning. The zoning and building laws and ordinances of the city, town, county, village, state or municipality in which any Facility lies are not violated by existing structures, and are not violated by nor prevent or interfere with or adversely affect, the continued use and operation of the Assets for the same purposes and operations as presently exist.

         5.14. Insurance. Seller maintains, and between the date hereof and the Closing Date will maintain, insurance for the benefit of the Business and the Assets against fire and casualty under the policies and in the amounts and types of coverage set forth in Schedule 5.14 attached hereto and such policies are, and between the date hereof and the Closing Date will be, outstanding and duly in force and the premiums thereon fully paid when and as the same are due and payable. Schedule 5.14 attached hereto is a true and correct, in all material respects, Schedule of all policies of fire, liability, and other forms of insurance, excluding the Benefit Plans listed in Schedule 5.11 attached hereto, pursuant to which the Company or any of the Assets are insured (whether or not held by the Company) or with respect to which the Company directly or indirectly pays all or part of the premium. To the Seller's knowledge, all such insurance policies are valid, binding and enforceable in accordance with their terms against the respective insurers. To the Seller's knowledge, no insurer is the subject of insolvency proceedings. The Company has notified its insurance carrier of all known litigation and Claims and facts which Seller believes could reasonably give rise to a Claim, all of which are set forth on Schedule 5.14 attached hereto. The Company has received no notices from its insurance carrier disclaiming coverage or defending a reservation of rights clause as to any of such notifications regarding the Business or the Assets.

         5.15. Intellectual Property Rights. The Company owns or lawfully uses all Intellectual Property necessary or appropriate for the operation of the Business as presently conducted, free and clear of all Liens, except as disclosed on Schedule 5.4(b) or Schedule 5.15, all of which Intellectual Property is set forth in on Schedule 2.1.7. All licenses and other authorizations relating to the Business' use of the Intellectual Property are renewable by the owner thereof by their terms in the ordinary course of business and, except as set forth in Schedule 5.15, will not be adversely affected by the transactions contemplated by this Agreement or the Collateral Documents. Except as set forth on Schedule 5.15, (i) all registrations with and applications to Governmental Entities in respect of such Intellectual Property are valid and in full force and effect, are renewable by their terms and will not be adversely affected in any material respect, by the transactions contemplated by this Agreement or the Collateral Documents, (ii) there are no material restrictions on the transfer of any Contract, or any interest therein, held by the Company in respect of the Intellectual Property, (iii) the Company is not, nor has it received any notice that it is, in Default in any material respect under any Contract to use the Intellectual Property and (iv) to the knowledge of the Seller, the Intellectual Property is not being infringed by any other Person. The Seller has no knowledge that it is, and has not received notice that it is, infringing any Intellectual Property of any other Person in connection with the operation of the Business and to the knowledge of the Seller, no Claim is pending or has been made to such effect that has not been resolved. The Company is not obligated and has no liability whatever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any Intellectual Property with respect to the use thereof, in connection with the conduct of the Business or otherwise.

         5.16. Labor Issues.

         5.16.1. General. The Company is not a party to any Contract or other agreement with any labor union, none of the Employees are covered by a collective bargaining agreement, and no collective bargaining agreement covering any of such Employees is currently being negotiated. To the Seller's knowledge, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the Employees. Neither the Company nor the Business is experiencing or the subject of or, to the Seller's knowledge, threatened by, any union organization campaign or any strike, slowdown, picketing, work stoppage, or other labor disturbance by any labor union or group of Employees. There is no representational claim or petition pending before the National Labor Relations Board. Schedule 5.16.1 contains a list of all Contracts (excluding Benefit Plans) relating to the Business to which the Seller is a party providing for a commitment of employment or consulting services or otherwise relating to employment, or the termination of employment or consultation services, for a specified or unspecified term to or by, any Employee.

         5.16.2. Violations of Law. To the best knowledge of the Seller, except as set forth in Schedule 5.16.2, Seller has not received any notices of Claims from any person purporting to act in an official capacity as representative of any Governmental Entity asserting a Claim of violation of any applicable law, order or regulation, including but not limited to those relating to occupational safety and health, employee discrimination, employee wrongful discharge, employee benefits, or other applicable laws or regulations pertaining to employment, which, in any event, relate to the Business.

         5.17. Contracts. Except for the Contracts listed in Schedule 5.17 hereto, copies of which have been made available to the Buyer, neither the Company nor the Business is party to (a) any Contract of any kind, (including, without limitation, mortgages, Contracts for the future purchase and delivery of goods or rendition of services, or Contracts with Governmental Entities) which provides for the payment from or to it of $10,000 or more after the date hereof and which Contracts, do not, in the aggregate, provide for a payment from or to it of $10,000 or more after the date hereof; (b) any Contract not made in the ordinary course of business; (c) any

Contract which cannot be terminated within thirty (30) days after giving notice of termination without resulting in any material cost or penalty to the Company; or (d) any (i) distributor, dealer, manufacturer's representatives, sales agency or advertising Contract, (ii) Contract with any labor union, (iii) Contract for the employment of any Employee, (iv) Contract with any Independent Contractor (as defined below), (v) any Plan, (vi) agreement or indenture relating to the borrowing of money or to the mortgaging, pledging or otherwise placing of a Lien on its Assets, (vii) any lease or agreement under which it is lessee of or holds or operates any material property, real or personal, owned by any other party (other than for those facilities listed in Section 2.2(d) above), (viii) agreement containing any provision or covenant prohibiting or limiting the ability of the Seller or which would, when assigned to Acquisition, limit the ability of Acquisition to operate the Business in the manner currently operated by the Seller or, (ix) lease or agreement under which it is lessor of, or permits any third party to hold or operate, any material property, real or personal, owned by it, in each case, to the extent that any of the foregoing contracts in (a)-(d) are material to the operation of the Business as currently conducted. The Company has delivered or made available to Buyer prior to the execution of this Agreement, true and complete copies of such Contracts. Except as disclosed on Schedule 5.17 hereto, the Seller and, to the knowledge of Seller, each other party to any of the aforesaid agreements, has in all material respects performed all the material obligations required to be performed by it to date and neither the Seller nor, to the knowledge of Seller, any other party to such agreement, is in Default under any such Contract. Except for the MCI Contract listed on Schedule 2.1.6 hereto (which MCI Contract is not being assigned to or assumed by Acquisition), the Assets include all Contracts (other than the leases for those facilities listed in Section 2.2(d) above) which are necessary for the operation of the Business as presently operated. All Relevant Contracts are valid and binding on and in full force and effect against the Company, and, to the best knowledge of the Seller, no other party thereto is in Default thereunder. Except for the provisions of Section 13.4 hereof, the Seller is not a party to any Relevant Contract, including agreements not to compete, which could restrict or prohibit Buyer's operation of or Buyer's ability to expand its business following the Closing. Subject to the receipt of any necessary consent to the assignment of a Contract, all of which, unless waived by Buyer, will have been obtained by Seller on or prior to the Closing Date, except as set forth on Schedule 5.17, the consummation of the transactions contemplated hereby will not affect the validity or enforceability, in any material respect, of any of the Contracts, will not constitute a Default under any of the Contracts and will not give rise to any right to terminate such Contracts under any provisions thereof.

         5.18. Other Transactions. Except as disclosed on Schedule 5.18 hereto, since the Financial Statement Date, the

Company has not, to the extent that it results or could reasonably be expected to result in a Material Adverse Effect on the Business, (a) operated the Business except in the ordinary course consistent with past practice, (b) incurred any Liabilities except in the ordinary course consistent with past practice, (c) discharged or satisfied any Liens, or paid any Liens or paid any Liabilities, except in the ordinary course of business consistent with past practice, (d) mortgaged, pledged or subjected to Lien or other encumbrance any Asset, tangible or intangible except in the ordinary course of business, consistent with past practice, (e) sold or transferred any of its tangible Assets or canceled any debts or claims, except, in each case, in the ordinary course of business, consistent with past practice, or (f) suffered any extraordinary Losses or waived any rights of substantial value.

         5.19. No Changes. Except as set forth on Schedule 5.19, since February 29, 1996, there has not been:

                  (i) Any negative or adverse change in the financial or other condition, Assets, Liabilities or business of the Company or of the Business which has had or may reasonably be expected to have a Material Adverse Effect;

                  (ii) Any damage, destruction or loss (whether or not covered by insurance) or any condemnation by any Governmental Entity which has had or may reasonably be expected to have a Material Adverse Effect;

                  (iii) Any strike, lockout, labor trouble, organizational activities, or any event or condition of any character which has had or may reasonably be expected to have a Material Adverse Effect;

                  (iv) Any direct or indirect redemption, purchase or other acquisition of any shares of the Company's shares of capital stock;

                  (v) Any increase in or commitment to increase the compensation payable or to become payable by the Company to any of its officers, Employees, Independent Contractors or agents other than increases made or to be made in the ordinary course of business, or any known payment or arrangement made to or with any thereof;

                  (vi) Any amendments to the Articles of Incorporation or Bylaws of the Company which would be inconsistent with the terms hereof;

                  (vii) Any incoherence of long-term or short-term indebtedness except in the ordinary course of business consistent with past practices, and except as necessary to fund current losses experienced by Seller; or

                  (viii) Any assignment, transfer, pledge, encumbrance on any of the Assets, except in the ordinary course of business, consistent with past practices, or sale of any of the Assets other than in the ordinary course of business consistent with past practice.

         5.20. Copies of Articles and Bylaws. The copies of each of the Company's and BMI's Certificate or Articles of Incorporation (as the case may be) (certified by the Secretary of State of the jurisdiction of incorporation) and Bylaws (certified by the Company's and BMI's, respectively, Secretary) which have been or, at the Closing, will be delivered to the Buyer are true and correct and are in effect on the date of this Agreement.

         5.21. Transactions with Affiliates. Except as set forth on Schedule 5.21, no Employee nor any officer or director of the Company or any Affiliate thereof, (i) owns or has a material interest in any Asset (other than indirectly by virtue of the ownership of stock), (ii) has any direct or indirect interest of any nature whatsoever in any person which markets or provides the same type of services as those which Buyer will provide by purchasing the Assets, (iii) provides or causes to be provided any goods, services or facilities to the Business.

         5.22. Capital Expenditures. Except as set forth on Schedule 5.22, the Seller knows of no capital expenditures in connection with the Business or Assets required to operate the Business in the manner in which it is currently being operated.

         5.23. Personnel.

         5.23.1. General. Except for employees of BMI who perform corporate overhead and administrative services for the benefit of the Business, the Employees and the Independent Contractors, collectively, constitute all of the personnel necessary or appropriate to operate the Business as currently conducted.

         5.23.2. Employees. Seller previously has delivered to Buyer a true and complete list of the name of each Employee, together with such Employee's position or function, the rate of hourly, monthly or annual compensation (as the case may be) paid or to be paid to such Employee in 1996 and 1995 (as reflected on the Form W-2 for the 1995 calendar year), any accrued sick leave or pay or vacation and any incentive or bonus arrangement with respect to any such Employees. Since January 1, 1996, neither BMI nor the Company has received any resignations from any member of senior management of the Business.

         5.23.3. Independent Contractors. Seller previously has delivered to Buyer the names, annual compensation and the method of determining such compensation of all present independent contractors retained by the Seller engaged in the Business

("Independent Contractors") along with the compensation for each such Independent Contractor as reflected on the Form 1099 for the 1995 calendar year. The Independent Contractors (and all other independent contractors who have previously rendered services to the Business) have in the past and continue to be treated as non Employees for all Federal, state and local tax purposes, as well as all ERISA and other Employee benefit purposes. Seller shall pay in full all compensation (and other amounts) owed to the Independent Contractors for all periods up to and including the Closing Date.

         5.23.4. Indepentent Contractor Status. To the best knowledge of the Seller, there has been no determination by any Governmental Entity, or by any tribunal or commission, that any Independent Contractor, who is or has previously rendered services to the Business, constitutes an Employee of the Seller.

         5.24. Value of Unencumbered Transport - Related Assets. The aggregate fair market value, on the Closing Date, of the Company Owned Tractors and the Company Owned Trailers, collectively, will be not less than Eleven Million One Hundred Eighty-Five Thousand Dollars ($11,185,000).

         5.25. Assumed Liabilities. The amount of the Assumed Equipment Lease Liabilities as of the Closing Date will not be greater than the Assumed Equipment Lease Liabilities Threshold.

         5.26. Specified Accounts Receivable. All Specified Accounts Receivable represent transactions actually entered into in the ordinary course of business of the Business, arose not greater than 35 days prior to the Closing Date, contain terms of payment which are in no case greater than 30 days, are not subject to any setoff or counterclaim by any Person, and are represented by invoices with respect to which a Seller is the payee (and not the invoices with respect to which any Affiliate of the Seller is the payee). No part of such Specified Accounts Receivable is contingent upon performance by the Business of any obligation after the Closing Date or, if contingent upon performance by the Business of any obligation prior to the Closing Date, such obligation will have been performed on or prior to the Closing Date, and the Seller has made no agreement for deductions or discounts with respect to any part of such Specified Accounts Receivable.

         5.27. Filings with State Authorities. The Company will file with the appropriate state authorities requests for revocation of the operating, registration, and other authorities of the Company and will cause its insurance companies to file notices of cancellation of insurance covering the operations of the Company with all state authorities with whom the insurance companies have on file certificates evidencing such insurance in each case promptly upon the request in writing by Buyer and Seller will otherwise cooperate with Buyer in coordinating the filing of such requests for revocation and notices of cancellation to facilitate transition of operations of the Transport-Related Assets from Seller to Acquisition. A form of such revocation is attached hereto as Exhibit 5.27.

         5.28. Other Transportation-Related Representations.

              (a) There are currently in effect valid International Registration Plan ("IRP") registrations with the states of Illinois, North Carolina and Tennessee with respect to all Transport-Related Assets, the Company holds receipts evidencing all such IRP registrations and there are affixed to each of the Transport-Related Assets valid and current base state license plates.

              (b) All highway use and fuel tax obligations with respect to the Transport-Related Assets that are due and payable as of the Closing Date shall have been paid in full by the Seller for all periods up to and including the Closing Date.

              (c) None of the Transport-Related Assets or independent contractor equipment is currently subject to any type of "out-of-service" order issued by the U.S. Department of Transportation or similar state agency.

              (d) The Seller has no knowledge of any Claims against the Escrow Deposits other than those occurring in the ordinary course of the Business.

              (e) The Seller represents and warrants that the Company has a "satisfactory" safety rating issued by the U.S. Department of Transportation ("DOT"), and is not subject to any type of "out-of-service" order or any compliance or consent order issued by the U.S. Department of Transportation or similar state agency.

              (f) The Seller represents and warrants that, to its knowledge, all Employees listed in Section 5.23.2 and Independent Contractors listed in Section
5.23.3 herein and who operate a commercial motor vehicle for the Seller are properly qualified to operate such vehicle pursuant to 49 C.F.R. Part 382, 383, 391, 392 and 395, and any similar state law or regulations.

              5.29. Veracity of Statements. No representation, warranty or covenant by the Seller contained in this Agreement and no statement or information contained in the Financial Statements or notes thereto, or any certificate, Schedule or other document or instrument furnished to the Buyer pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required or necessary to be stated herein or therein in order to make the statement herein or therein, in light of the circumstances in which made, not misleading.

                                    ARTICLE 6

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Acquisition and CLC, jointly and severally, hereby represent and warrant to Seller as follows:

         6.1. Organization, Power, Standing and Qualification. Each Buyer is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation and each has full power and authority (corporate or otherwise) to carry on its business as it is now being conducted and to own and operate the properties and assets now owned and operated by it. Each Buyer is and has been at all times it was required to be, duly qualified to do business and is in good standing in each and every jurisdiction where the ownership or leasing of its properties and assets and the operation of its business requires such qualification except where the failure to qualify or to be in good standing would not have a Material Adverse Effect.

         6.2. Corporate Power and Authority. Each Buyer has the requisite power and authority to execute, deliver and perform this Agreement and the Collateral Documents to which it is a party and to purchase the Assets from Seller. The execution, delivery and performance of this Agreement and each of the Collateral Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action (corporate or otherwise) on the part of Buyer and requires no further authorization or consent by Buyer. This Agreement and the Collateral Documents, to the extent Buyer is a party thereto, constitutes the legal, valid and binding obligations of Buyer, enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally.

         6.3. Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement and each of the Collateral Documents, and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) violate, breach or contravene any provision of the Certificate of Incorporation or Bylaws of Buyer; (ii) violate, breach, be in conflict with, constitute, in any material respect, a Default under, or cause the acceleration of any payments pursuant to any Contract to which Buyer is a party, (iii) violate any provision of Law applicable to Buyer or (iv) except as set forth in
Schedule 6.3 hereto, require any consent, approval, waiver, authorization, or Permit of, or filing or registration with, or notification to, any Governmental Entity or other Person to be obtained by Buyer except as has been made or waived.

         6.4. On-goinq Business. Buyer represents and warrants that it is the intention of Acquisition in acquiring the Business to operate it as an independent on-going business during the Earn Out Period and that it has no present intentions to liquidate any portion of the acquired Business other than with respect to the sale or closure and consolidation of a Facility with a Competitive Facility as provided in Section 3.4(c) above.

         6.5. Ownership of Buyer. As of the date of this Agreement and the Closing Date, all of the capital stock of Acquisition is and will be owned one hundred percent (100%) by CLC.

         6.6. Financial Statements. CLC has delivered to BMI true and correct copies of the following financial statements: unaudited income statement relating to the business of CLTL for the four month period ending April 30, 1996 (collectively, the "CLTL Income Statement"). The CLTL Income Statement, except as set forth on Schedule 6.6, has been prepared in conformity with the books and records of CLTL and presents fairly the results of CLTL's operations for the period ended on such date.

         6.7. Copies of Articles and Bylaws. The copies of each of CLC's and Acquisition's Articles or Certificate of Incorporation, as the case may be, (certified by the Secretary of State of the jurisdiction of incorporation) and Bylaws (certified by CLC's and Acquisition's, respectively, Secretary) which have been or, at the Closing, will be delivered to the Seller are true and correct and are in effect on the date of this Agreement.

         6.8. Veracity of Statements. No representation, warranty or covenant by Buyer contained in this Agreement and no statement or information contained in any certificate, schedule or other document or instrument furnished to Seller pursuant to hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required or necessary to be stated herein on therein in order to make the statement herein or therein, in light of the circumstances in which made, not misleading.

                                    ARTICLE 7

                 ACTIVITIES OF SELLER PRIOR TO THE CLOSING DATE

         7.1. Operation of Business. Seller hereby agrees that from and after the date hereof to the Closing Date, except as otherwise contemplated by this Agreement, Seller shall conduct the Business solely in the ordinary course and Seller and the Company shall:

         7.1.1. Efforts. Use commercially reasonable efforts to consummate the transactions contemplated herein, including without limitation, by using efforts to satisfy the conditions precedent to Closing to be satisfied by Seller hereunder;

         7.1.2. Corporate Name. Not change the Company's corporate name or permit the use thereof by any other corporation;

         7.1.3. Compensation. Not pay or agree to pay to any Employee, officer, or director of the Company, without the consent of Buyer, compensation that is in excess of the current compensation level of such Employee, officer, or director;

         7.1.4. Management. Provide notice to Buyer of any material changes in the Company's management;

         7.1.5. Mergers, Etc. Not merge or consolidate the Company with any other corporation or Person or allow it to acquire or agree to acquire or be acquired by any corporation, association, partnership, joint venture, or other entity;

         7.1.6. Disposition of Assets. Not sell, transfer, or otherwise dispose of any material Assets other than in the ordinary course of business consistent with past practice, without the prior written consent of Buyer;

         7.1.7. Indebtedness. Not (i) create, incur, assume, or guarantee any Indebtedness except in the ordinary course of business, (ii) create or suffer to exist any Lien, on any of the Assets, except those in existence on the date hereof, or (iii) increase the amount of any indebtedness outstanding under any loan agreement, mortgage, or other borrowing arrangement in existence on the date hereof arising out of or in connection with the Business other than in the ordinary course of business consistent with past practice or to fund any losses incurred by BMI;

         7.1.8. Payables. Pay on the Closing Date, simultaneously with the Closing, all accounts payable and trade obligations of the Business, all such accounts payable and trade obligations being more particularly described on
Schedule 7.1.8 hereto;

         7.1.9. Maintenance of Assets. Maintain the Business' facilities, assets, and properties in good operating repair, order and condition, reasonable wear and tear excepted, and notify Buyer immediately upon any material loss of, damage to, or destruction of any of the Assets (whether or not covered by insurance);

         7.1.10. Insurance. Maintain in full force and effect insurance coverage of the types and in the amounts set forth in Schedule 5.14 attached hereto and apply the proceeds received under any insurance policy as a result of any loss or destruction of or damage to any Assets to the repair or replacement of such Assets;

         7.1.11. Contracts and Permits. Maintain in full force and effect all Contracts and Permits necessary for or related to the operation of the Business in all places as such Business is now conducted and to the extent permitted and subject to Section 12.3 below, renew or revalidate any Permits which may become void, expired, terminated, canceled or withdrawn between the date hereof and the Closing Date;

         7.1.12. Goodwill. Use commercially reasonable efforts to preserve the Company's business organization intact, to keep available the services of its present Employees and to preserve the good will of its customers and others having business relations with it;

         7.1.13. Litigation, etc. Promptly advise Buyer in writing of the commencement of, and of any known threat to commence any, Litigation that, if adversely determined, would individually or in the aggregate have a Material Adverse Effect on the Business, or any tax audit against the Company;

         7.1.14. Monthly Financial Statements. Deliver to Buyer as soon as available monthly income statements ("Monthly Financial Statements") of the Business commencing with the month of April, 1996 and for each calendar month thereafter prior to the Closing Date; and

         7.1.15. Redemptions. Not redeem, purchase or otherwise acquire any of the shares of capital stock of the Company.

         7.2. Access to Information. Seller will cooperate fully with Buyer and shall provide Buyer and its accountants, counsel, and other representatives (including without limitation, its bankers and other lending sources, auditors and engineers), partners, investors and investment bankers, during normal business hours, reasonable access to the books and records, equipment, real estate, contracts, and other assets of the Company, and full opportunity to discuss the Company's Business, affairs and assets with its executive officers, and independent accountants, and upon receipt of Seller's prior written consent, the Employees, and will furnish to Buyer and its representatives copies of such documents, records, and information with respect to the affairs of the Business and the Company as Buyer or its representatives may reasonably request. In addition to the foregoing right of access and information, Buyer may designate onsite observers of the Business and operations of the Company, which observers shall be permitted such access to the Company's business and operations as Buyer may reasonably request and shall be fully informed by it concerning all of its assets, operation, and business affairs.

         7.3. Benefit Plans. Between the date hereof and the Closing Date, the Seller shall maintain in full force and effect the

Benefit Plans as they pertain to the Company's Employees and, in connection therewith:

         7.3.1. Plan Chances. Except as may be required by law or as may be necessary to continue the qualified status under Section 401 of the Code, Seller shall not adopt, terminate, amend, extend, or otherwise change any Benefit Plan affecting the Employees without the prior written consent of Buyer which consent will not unreasonably be withheld or delayed, and Seller shall give Buyer prior written notice of Seller's intention to take any such action required by law or necessary to continue the qualified status of any Benefit Plans as they pertain to Employees or the Business' former Employees; and

         7.3.2. Contributions and Payments. Seller shall not make, cause to be made, or agree to make any contribution, award, or payment under any Benefit Plans as they pertain to Employees or the Business' former Employees, except at the time and to the extent required by the written terms thereof, without the prior written consent of Buyer.

         7.4. Antitrust Notification. Seller, to the extent required by Law, shall promptly file with the Federal Trade Commission and the Department of Justice the notifications and reports required to be filed pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and Laws promulgated thereunder and shall promptly file any supplemental information which may reasonably be requested in connection therewith, which notifications and reports and filing of supplemental information will comply in all material respects with the requirements of such Act and such rules and Laws. Seller shall furnish to the Buyer such information as Buyer may reasonably request to assist Buyer to make such filings as it may be legally required to make under such Act and such rules and Laws.

         7.5. Notice of Chance. Seller will promptly notify Buyer of the existence or happening of any fact, event or occurrence prior to the Closing Date and of which Seller or any of Seller's representatives has knowledge which may alter, in any material respect, the accuracy or completeness of any representation or warranty contained in Article 5 of this Agreement and Seller shall cause the Schedules hereto to be updated and/or supplemented to reflect such fact, event or occurrence.

         7.6. No Discussions. Neither Seller nor any of its Affiliates will, and Seller will direct their respective officers, directors, employees, representatives, investment bankers, attorneys, accountants and other agents and affiliates (collectively, "Representatives") not to, directly or indirectly, take any action to consummate, encourage, solicit, initiate, discuss or negotiate with, or furnish any information to, or afford any access to the properties, books or records of the Business, to any person (other than the Buyer and its Representatives) in connection with any possible or proposed merger, consolidation, business combination, liquidation, reorganization, sale or other disposition of a material amount of assets, acquisition of a material amount of assets or similar transactions involving the Business unless this Agreement is terminated pursuant to Article 17 hereof. The Seller shall promptly advise Buyer following its receipt of any such written offer or request.

         7.7. Seller Confidential Information.

         7.7.1. Confidential Information of Seller. The term "Seller Confidential Information" as used herein means all information concerning the Seller or the Acquisition of the Business and the Assets, and all information concerning the Business which is furnished to Buyer, its Affiliates or its Representatives by or on behalf of the Seller in connection with the consummation of the transactions contemplated herein. The term "Seller Confidential Information" does not include information which (i) becomes generally available to others in the motor carrier industry other than as a result of a disclosure by Buyer in violation of this Agreement, (ii) was available to Buyer on a non-confidential basis prior to its disclosure to Buyer by the Seller, (iii) becomes available to Buyer on a non-confidential basis from a source other than the Seller, or (iv) was known to Buyer or in such party's possession prior to the date that such information was disclosed to such party by the Seller. In consideration of the Business providing Buyer with Seller Confidential Information, the Buyer agrees that for a period of one (1) year following the date of this Agreement, all Seller Confidential Information will be used solely by the Buyer and its Affiliates and Representatives for the evaluation of Buyer's possible consummation of the transactions contemplated herein, and that (except as otherwise required by law) all Seller Confidential Information will be held and treated by it in strictest confidence and will not, without the prior written consent of the Seller, be directly or indirectly disclosed, in whole or in part, by it in any manner whatsoever; provided, however, that Seller Confidential Information may be provided to Buyer's Affiliates, Representatives, third-party lenders and other similar persons on a need-to-know basis; and further provided that, following the Closing, Buyer may utilize (including without limitation, by the disclosure thereof) such Seller Confidential Information relating solely to the Business and the Assets of the Company as Buyer determines to so do (in Buyer's sole discretion).

         7.7.2. Equitable Relief of Seller. The Seller shall have the right to equitable relief, including injunctive relief, if Buyer violates the provisions of this Section 7.7.

                                    ARTICLE 8

           ACTIVITIES AND COVENANTS OF THE BUYER PRIOR TO CLOSING DATE

         8.1. Environmental Audit. Buyer shall cause its environmental consultants (the "Environmental Consultants"), to complete their phase I environmental audits of the Facilities (the "Environmental Audits") and shall deliver the Environmental Audits to Buyer. Seller shall cooperate with Buyer and the Environmental Consultants in connection with the preparation of such Environmental Audits. Except as set forth in Schedule 16.2.2, Buyer shall bear any and all costs in connection with the Environmental Audits. Buyer shall, within ten (10) days following the date hereof, deliver a copy of each such Environmental Audit to the Seller.

         8.2. Antitrust Notification. Buyer, to the extent required by Law, shall promptly file with the Federal Trade Commission and the Department of Justice the notifications and reports required to be filed pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the Laws promulgated thereunder and shall promptly file any supplemental information which may reasonably be requested in connection therewith, which notifications and reports and filing of supplemental information will comply in all material respects with the requirements of such Act and such Laws. Buyer shall furnish to the Seller such information as the Seller may reasonably request to assist the Seller to make such filings as it may be legally required to make under such Act and such Laws.

         8.3. Notice of Chance. Buyer will promptly notify Seller of the existence or happening of any fact, event or occurrence prior to the Closing Date and of which Buyer or any of Buyer's representatives has knowledge which may alter, in any material respect, the accuracy or completeness of any representation or warranty contained in Article 6 of this Agreement.

         8.4. Confidentiality.


         8.4.1. Confidential Information of Buyer. The term "Buyer Confidential Information" as used herein means all information concerning the consummation of the transactions contemplated herein, and all information concerning Buyer (or its Affiliates) which is furnished to the Seller by or on behalf of Buyer (x) in connection with the consummation of the transactions contemplated herein and (y) following the Closing Date pursuant to the terms hereof. The term "Buyer Confidential Information" does not include information which (i) becomes generally available to others in the motor carrier industry other than as a result of a disclosure by Seller in violation of this Agreement, (ii) was available to Seller on a non-confidential basis prior to its disclosure to Seller by Buyer, (iii) becomes available to Seller on a non-confidential basis from a source other than the Buyer, or (iv) was known to Seller or in such party's possession prior to the date that such information was disclosed to such party by Buyer. In consideration of the Buyer providing Seller with Buyer Confidential Information, Seller agrees that all Buyer Confidential Information will be used prior to the Closing solely by Seller for the evaluation of Seller's possible consummation of the transactions contemplated herein, will be used following the Closing solely by Seller for the express purposes for which such Buyer Confidential Information was required to be delivered as set forth herein, and that (except as otherwise required by law) all Buyer Confidential Information will be held and treated by it in strictest confidence and will not, without the prior written consent of the Buyer, be directly or indirectly disclosed, in whole or in part, by it in any manner whatsoever; provided, however, that Buyer Confidential Information may be provided to Seller's Affiliates, Representatives, third-party lenders and other similar persons on a need-to-know basis.

         8.4.2. Equitable Relief of Buyer. The Buyer shall have the right to equitable relief, including injunctive relief, if Seller violates the provisions of this Section 8.4.

         8.5. Nonsolicitation of Employees. Acquisition and CLC agree that, for the period commencing on the date of this Agreement and continuing through the earlier of (i) the Closing Date, or (ii) one (1) year from the date hereof, neither Buyer nor any of their respective representatives or Affiliates will, except as expressly contemplated herein, solicit to employ any of the current officers or senior employees of the Company so long as they are employed by Seller without obtaining the prior written consent of the Seller. Nothing in this Section 8.5 shall be construed to prohibit Acquisition or CLC from hiring any employee so long as such hiring does not result, directly or indirectly, from a violation of the foregoing Nonsolicitation restriction.

         8.6. Retention and Access to Records. Buyer agrees that, from and after the Closing Date, the Seller shall be permitted, after reasonable notice and during normal business hours, access to inspect and copy, at its expense, the books and records relating to the Business prior to the Closing Date and that, notwithstanding the sale of such books and records to Acquisition, the Seller shall be permitted to retain copies of all such books and records if and to the extent required by Law. Buyer further agrees that, during the seven (7) year period following the Closing Date, it shall not destroy or abandon any of the material books and records relating to Business absent the prior written consent of Seller, such consent not to be unreasonably withheld or delayed.

         8.7. Insurance. Acquisition agrees that, from and after the Closing Date, it will carry insurance with respect to the Assets and the Business as is appropriate in its reasonable business judgment considering the character and nature of the Business.

         8.8. Independent Contractors. Acquisition agrees that, from and after the Closing Date, it shall, unless otherwise required by Law (whether presently in effect or hereinafter enacted), treat, in a manner consistent with the treatment by Seller prior to the Closing Date, the Independent Contractors (and all other independent contractors who have previously rendered services to the Business) as non-employees for all federal, state and local tax purposes, as well as all ERISA and other employee benefit purposes.

                                    ARTICLE 9

                       CONDITIONS PRECEDENT TO THE CLOSING

         9.1. Obligation of Buyer to Close. The obligation of Buyer to consummate the purchase of the Assets and the assumption of the Assumed Liabilities on the Closing Date shall be subject to the satisfaction or the waiver by Buyer of the following conditions on or prior to the Closing Date:

         9.1.1. Representations and Warranties; Compliance with Agreement. The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Seller shall have performed all covenants and agreements to be performed by it under this Agreement on or prior to the Closing Date, and Seller shall have delivered to Buyer certificates to such effect dated as of the Closing Date signed on behalf of each such corporation by its respective President or Chief Financial Officer, which certificates shall be in form and substance reasonably satisfactory to Buyer's counsel.

         9.1.2. Secretary's Certificate. Each of BMI and the Company shall have delivered to Buyer a certificate or certificates dated the Closing Date and signed on behalf of each such corporation by its Secretary to the effect that
(a)(i) the copy of such corporation's Articles of Incorporation attached to the certificate is true, correct and complete, (ii) no amendment to such corporation's Articles of Incorporation has occurred since the date of the last amendment annexed (such date to be specified and a copy of such Articles, as amended, to be annexed to such certificate), (iii) a true and correct copy of the by-laws of such corporation as in effect on the date thereof and at all times since the adoption of the resolutions referred to in (iv) is annexed to such certificate, (iv) the resolutions by the Board of Directors of such corporation authorizing the actions taken in connection with the sale of the Assets, including the execution and delivery of this Agreement, were duly adopted and continue in force and effect (a copy of such resolutions to be annexed to such certificate); (b) the officers of such corporation executing this Agreement and the documents executed and delivered pursuant to or in connection with this Agreement are incumbent officers of such corporation and that the specimen signatures on such certificate or certificates are their genuine signatures; and (c) such corporation is in good standing in all jurisdictions in which such corporation does business. The certificate referred to above in (c) shall attach certificates of good standing certified by the Secretaries of State or other appropriate officials of such states, dated no earlier than June 6, 1996. Such certificate or certificates shall be in form and substance reasonably satisfactory to Buyer and Buyer's counsel.

         9.1.3. Opinion of Counsel of Seller. Messrs. Calfee, Halter & Griswold, special counsel for Seller relating to the sale of the Business, shall have delivered to Buyer their favorable opinion, dated the Closing Date and in form and substance reasonably satisfactory to Buyer and its counsel, with respect to the matters set forth in Exhibit 9.1.3. In rendering such opinion counsel may rely to the extent recited therein on certificates of public officials and of officers of Buyer as to matters of fact, and as to any matter which involves other than federal or Ohio law, such counsel may rely upon the opinion of local counsel of established reputation.

         9.1.4. Litigation Affecting Closing; Labor Disputes. On the Closing Date, no proceeding shall be pending or threatened before any court or Governmental Entity, in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might eventuate in any such suit, action or proceeding shall be pending or threatened; and there shall be no labor union strikes or significant labor disputes in progress or threatened involving the Employees or the Business.

         9.1.5. Antitrust Improvements Act of 1976. The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder shall have been fully complied with (including, without limitation, compliance with the information furnishing and waiting period requirements thereof) or such compliance shall have been waived by the Governmental Entities having authority to give such waiver.

         9.1.6. Required Consents. The holders of any Indebtedness of Seller, the lessors of the Facilities and/or any Personal Property leased by Seller and used in the Business, the parties (other than Seller) to any other Relevant Contract, any Governmental Entity or body or any other Person which owns or has authority to grant any Permit necessary for the Business and any Governmental Entity or regulatory agency having jurisdiction over the Buyer or Seller, to the extent that their consent or approval is required under the pertinent Relevant Contract, Permit, any financing arrangement or under applicable Laws, for the consummation of the transaction contemplated hereby in the manner herein provided, or for ownership and operation by Buyer of the Business, shall have granted such consent or approval.

         9.1.7. No Material Damage to Business. None of the Assets, properties of the Company nor the Business shall have been damaged in any material respect as a result of fire, explosion, earthquake, disaster, accident, labor dispute, any action by any Governmental Entity including, without limitation, by condemnation, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God or public enemy.

         9.1.8. Environmental Audits. Buyer shall have received the completed Environmental Audits and any Phase II environmental audits or other reports Buyer reasonably believes appropriate to obtain, and such Environmental Audits and other audits and reports shall be satisfactory to Buyer, in its sole discretion.

         9.1.9. Due Diligence. Buyer and its counsel shall have completed their business, legal, financial, labor, and other due diligence review of the Company, the Facilities and the Business, which review shall include a complete inspection of the Business' fleet of tractors, trailers and other motor vehicles, and the results of such review shall have been satisfactory to Buyer, in its sole discretion.

         9.1.10. Board Approvals. The Board of Directors of Acquisition and CLC shall have approved the consummation of the transactions contemplated herein.

         9.1.11. Receipt of Audit. Buyer shall have received from Price Waterhouse a copy of BMI's audited financial statements for the year ended September 30, 1995.

         9.1.12. No Material Adverse Effect. There shall not have been and shall not be threatened in any way an event or other occurrence which individually or in the aggregate could have a Material Adverse Effect on the Company, the Business, its Assets, financial condition or prospects.

         9.1.13. Schedules Satisfactory. Any updates and/or supplements made to the Schedules hereto by Seller pursuant to Section 7.5 hereof shall be satisfactory to Buyer in its sole discretion.

         9.2. Obligation of Seller to Close. The obligation of Seller to consummate the sale of the Assets on the Closing Date shall be subject to the satisfaction or waiver by Seller of the following conditions on or prior to the Closing Date:

         9.2.1. Representations and Warranties; Compliance with Agreement. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Buyer shall have performed all covenants and agreements to be performed by it under this Agreement on or prior to the Closing Date and Buyer shall have delivered to Seller certificates to such effect, dated as of the Closing Date and signed by its respective President or Chief Financial Officer, which certificate shall be in form and substance reasonably satisfactory to Seller and its counsel.

         9.2.2. Secretary's Certificate. Each of CLC and Acquisition shall have delivered to Seller a certificate or certificates dated the Closing Date and signed on behalf of each such corporation by its Secretary to the effect that
(a) the resolutions by the Board of Directors of such corporation authorizing the actions taken and authorizing the officers of Buyer to execute all documents and instruments to be executed and delivered in connection with the purchase of the Assets and the Business, including the execution and delivery of this Agreement, were duly adopted and continue in force and effect (a copy of such resolutions to be annexed to such certificate); (b) the officers of such corporation executing this Agreement and the documents executed and delivered pursuant to or in connection with this Agreement are incumbent officers of such corporation and that the specimen signatures on such certificate or certificates are their genuine signatures; and (c) such corporation is in good standing in all states in which such corporation does business. The certificate referred to above in (c) shall attach certificates of good standing certified by the Secretaries of State or other appropriate officials of such states, dated as of a date not more than ten (10) days prior to the Closing Date.

         9.2.3. Opinion of Counsel of Buyer. Pepper, Hamilton & Scheetz, counsel for Buyer, shall have delivered to Seller their opinion, dated the Closing Date and in form and substance reasonably satisfactory to Seller and its counsel, with respect to the matters set forth in Exhibit 9.2.3. In rendering such opinion such counsel may rely to the extent recited therein on certificates of public officials and of officers of Buyer as to matters of fact, and as to any matter which involves other than federal or Pennsylvania or Delaware corporate law, such counsel may rely upon the opinion of local counsel of established reputation.

         9.2.4. Litigation Affecting Closing. On the Closing Date, no proceeding shall be pending or threatened before any court or Governmental Entity, in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might eventuate in any such suit, action or proceeding shall be pending or threatened.

         9.2.5. Antitrust Improvements Act of 1976. The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder shall have been fully complied with (including, without limitation, compliance with the information furnishing and waiting period requirements thereof) or such compliance shall have been waived by the Governmental Entities having authority to give such waiver.

         9.2.6. Approval. The holders of the common stock and the Board of Directors of the Company and BMI shall have approved the consummation of the transactions contemplated herein.

         9.2.7. Required Consents. The consents, approvals, waivers, authorizations and permits listed on Schedule 5.2 and Schedule 5.3 hereto shall have been obtained by Seller.

                                   ARTICLE 10

                                 INDEMNIFICATION


         10.1. By Seller. From and after the Closing Date, Seller, jointly and severally, shall indemnify and hold harmless Buyer, its Affiliates, and their respective officers, directors, agents and employees from and against any and all Losses, which Buyer or its officers, directors, agents or employees may suffer or incur, resulting from, related to, or arising out of:

              (a) any misrepresentation, breach of representation or warranty, breach of guarantee, or breach or nonfulfillment of any of the respective agreements or covenants of Seller in this Agreement or any of the Collateral Documents or any misrepresentation in or omission from any Schedule to this Agreement, certificate, financial statement, or from any other document furnished or to be furnished to Buyer hereunder;

              (b) Losses based upon alleged injuries to Persons, property or business, whether known or unknown, currently asserted or arising hereafter, if such claims are based upon or arise out of injuries or other events occurring, prior to or on the Closing Date (collectively, "Liability Losses");

              (c) Environmental Claims (as defined above) arising out of, related to or in connection with events occurring or circumstances existing on or prior to the Closing Date (it being understood that this indemnification and hold harmless is not in limitation of any rights, causes of action, or claims, including Environmental Claims, that Buyer may now or hereafter have against Seller under any statute);

              (d) any Liabilities of Seller not expressly assumed by Buyer;

              (e) any Claims against Buyer or the Business by any officers, directors, agents or Employees of Seller for actions taken or events occurring prior to the Closing Date;

              (f) Seller's failure to comply with any applicable bulk sales Law; and

              (g) any and all Litigation, demands, assessments, audits, judgments, and Claims (including employment-related Claims, other than Claims with respect to the Escrow Deposits, Accrued Vacation Amounts, or the dependent care and medical expense reimbursement Plans established by Buyer pursuant to
Section 15.3.3 hereof) arising out of any of the foregoing or out of events that have occurred on or prior to the Closing Date even though such Claim may not be filed or come to light until after the Closing Date.

         The foregoing indemnities are cumulative.

         The foregoing indemnity shall extend to, but shall not be limited to, any Loss which may be suffered or incurred by Buyer or its Affiliates, by any Benefit Plan assumed by Buyer, by any officer, director, or employee of Buyer, and by any post-Closing Employee who served as an administrator or fiduciary of any Benefit Plan prior to the Closing Date, as a result of any act or omission of Seller or any of its officers, directors or employees, or agents in connection with the pre-Closing Date administration or operation of any such Benefit Plan, and any claims by any beneficiary thereof or participant therein, resulting from such act or omission, notwithstanding any investigation made by Buyer or any disclosure made by Seller herein or otherwise.

         10.2. By Buyer. From and after the Closing Date, Buyer, jointly and severally, shall indemnify and hold harmless Seller, its officers, directors, agents and employees from and against any and all Losses, which Seller or its officers, directors, employees or agents may suffer or incur, resulting from, related to, or arising out of (a) any misrepresentation, breach of representation or warranty, or nonfulfillment of any of the covenants or agreements of Buyer in this Agreement or in the Collateral Documents or from any misrepresentation in or omission from any certificate or document furnished or to be furnished to Seller hereunder; (b) Liability Losses based on or arising out of injuries or other events occurring after the Closing Date; and (c) the imposition on Seller by any third party of any Assumed Liability; and (d) Claims arising out of any of the foregoing. The foregoing indemnities are cumulative.

         10.3. Notice. Promptly after acquiring knowledge of any Loss or Claim, against which Seller has indemnified Buyer or against which Buyer has indemnified Seller, or as to which any party may be liable, Seller or Buyer, as the case may be, shall give to the other party written notice thereof; Provided, however, that failure to provide such notice shall not relieve the indemnifying party of the obligation to indemnify another party hereto, but shall only permit the indemnifying party to make a Claim against such other party to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Each indemnifying party shall, at its own expense, defend against and contest any Loss or Claim, against which it has indemnified an indemnified party, and each indemnifying party shall receive from the other party all necessary and reasonable cooperation in said defense, including, but not limited to, the services of employees of the other party who are familiar with the transactions out of which any such Loss or Claim may have arisen. The indemnifying party shall have the right to control the defense of any such proceeding, provided that the indemnified party shall be permitted to participate in such defense at its own expense. The indemnifying party shall have the right, subject to the next succeeding sentence, at its option, to compromise, settle or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the indemnified party. In the event that the indemnifying party shall undertake to compromise, settle or defend any such asserted liability, it shall promptly notify the indemnified party of its intention to do so; provided, however, in the event of a compromise or settlement, the indemnified party shall have the right to approve any such compromise or settlement, which approval shall not be unreasonably withheld or delayed. Furthermore, the indemnifying party shall not enter into any compromise or settlement without obtaining the complete release of the indemnified party. The indemnified party shall have the right to participate in all aspects of the defense of any such Loss or Claim (including attending meetings and obtaining and reviewing copies of all documents) and may choose and retain, at its own cost and expense, separate counsel in connection therewith; provided, however, if counsel retained by the indemnifying party determines that there exists an actual or potential conflict of interest between the indemnified party and the indemnifying parties with respect to the defense of such Loss or Claim, then the reasonable fees and disbursements of the separate counsel retained and chosen by the indemnified party shall be borne by the indemnifying party. In the event that an indemnifying party, after written notice from an indemnified party, fails to take timely action to defend the same, the indemnified party shall have the right to defend the same by counsel of its own choosing, but at the cost and expense of the indemnifying party. No indemnified party shall have the right to settle or compromise any Claim without the written consent of the indemnifying party, except that any indemnified party shall have the right to settle or compromise any Claim against it if it has given written notice thereof to the indemnifying party and the indemnifying party has failed to take timely action to defend the same.
    ase
         10.4. Set Off. Notwithstanding any provisions herein to the contrary, any Losses for which Buyer is entitled to monetary damages pursuant to Seller's indemnification obligation hereunder may, at Buyer's sole discretion, be applied in reduction of amounts due (both principal and interest) Seller in respect of the Earn Out and/or in respect of the Environmental Hold Back. In the event Buyer believes that Seller is obligated to indemnify Buyer hereunder, and Buyer desires to exercise its right of set off against the Earn Out and/or the Environmental Hold Back, following such set off, Buyer shall deliver to Seller prompt written notice of the amounts so set off, and a detailed written explanation as to why such amounts were so set off. Seller shall have thirty (30) days following receipt of such written notice that Buyer has set off against a payment to review and dispute Buyer's right of setoff against the Earn Out and/or the Environmental Hold Back. In the event that Seller disputes Buyer's exercise of such right, Seller will provide written notice within such thirty (30) day period setting forth in detail its specific objections and Buyer and Seller agree to meet within five (5) days of Buyer's receipt of such notice from Seller to resolve such dispute. If Buyer and Seller are unable to agree upon the appropriate setoff, if any, within five (5) days, such dispute will be submitted to and resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Prior to the date that the Earn Out is determined, Buyer may set off against all or any portion (as appropriate) of the Environmental Hold Back. Once the Earn Out has been determined, Buyer may thereafter set off only against the Earn Out until the Earn Out has been exhausted (or paid) whereupon Buyer may again set off against the Environmental Hold Back. Any such set off against the Earn Out shall be accomplished by reducing pro rata each remaining installment of the Earn Out to be paid by Buyer to Seller hereunder. Buyer's right of set off under this Section 10.4 is in lieu of any common law right of set off otherwise available to Buyer.available to Buyer.

         10.5. Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement, a party's right to indemnification hereunder shall be limited as follows:

                  (a) No indemnification shall be made for Losses unless the aggregate amount of all claims for indemnification from Seller or Buyer (as the case may be) exceeds Twenty-Five Thousand Dollars ($25,000), in which case the Seller or Buyer (as the case may be) shall only be liable for Losses in excess of such amount.

                  (b) The liability of Seller for Losses arising out of breaches of Section 5.12 (relating to certain environmental matters) for which a Claim is properly made by Buyer during the period commencing on the second anniversary of the Closing Date and ending on the fourth anniversary of the Closing Date, shall be limited to an aggregate amount not to exceed an amount equal to the Unused Portion of the Environmental Hold Back, plus any amounts set off from the Environmental Hold Back pursuant to Section 10.4 hereof.

                  (c) The total liability of Seller under this Article 10 shall in no event exceed the aggregate consideration received by Seller hereunder, including without limitation, the Purchase Price, the value of the Assumed Liabilities and the Earn Out net of any amount paid by Seller to Buyer pursuant to Section 13.8 hereof.

                                  ARTICLE 11

                         SURVIVAL OF REPRESENTATIONS,
                    WARRANTIES, GUARANTEES, AND COVENANTS


         Notwithstanding any investigation made by or on behalf of Seller or Buyer prior to or after the Closing Date, except for (a) representations or warranties made by any party as provided herein or in any Collateral Document which were made by such party fraudulently or with intent to defraud or mislead, which representations and warranties shall survive in accordance with the applicable statute of limitations, and (b) representations and warranties set forth in Section 5.9 relating to certain tax matters and Section 5.12 relating to certain environmental matters which shall survive, until the date which is four (4) years after the Closing Date, all representations and warranties made by Seller and Buyer in this Agreement or pursuant hereto shall survive the Closing, until the date which is two (2) years after the Closing Date (the "Survival Date"), and thereafter as to any Claims or Losses written notice of which is properly given prior to the Survival Date. All covenants and other agreements set forth herein shall survive the Closing in accordance with the applicable statute of limitations.

                                   ARTICLE 12

                                   THE CLOSING

         12.1. Time and Place. The closing of the transactions (the "Closing") contemplated hereby shall be held at 10:00 A.M. on or prior to June 28, 1996, or as soon thereafter as all Closing conditions have been satisfied or waived, or at such other time and on such other date as the parties may mutually agree to in writing (the "Closing Date"). The Closing shall be held at the offices of Pepper, Hamilton & Scheetz, counsel to Buyer, at 3000 Two Logan Square, 18th and Arch Streets, Philadelphia, PA 19103-2799.

         12.2. Conduct of Closing. Subject to the fulfillment of all of the conditions set forth in Sections 9.1 and 9.2 and the delivery of all certificates and opinions required thereby, except such conditions as may be waived by the parties, on the Closing Date the following documents, agreements and instruments shall be duly delivered:

              (i) payment of the Purchase Price provided for in Section 3.2.1;

              (ii) the opinions of Pepper, Hamilton & Scheetz, counsel to Buyer and Calfee, Halter and Griswold counsel to Seller;

              (iii) the closing and good standing certificates referred to in Sections 9.1.1, 9.1.2, 9.2.1 and 9.2.2 hereof;

              (iv) all consents and approvals referred to in Section 9.1.6 hereof;

              (v) Bill of Sale for the Assets (other than vehicles, Real Property and certain Intellectual Property);

              (vi) Assignment and Assumption Agreement duly executed by Buyer and the Company;

              (vii) Assignment of Patents and Trademarks conveying the Intellectual Property included in the Assets;

              (viii) Vehicle title certificates for vehicles which are Assets titled in the name of the Company or an Affiliate;

              (ix) The Transition Services Agreement;

              (x) A Deed for the Owned Facility; and

              (xi) Master Lease Agreements pursuant to which Seller or its Affiliates, as appropriate, shall lease to Acquisition, effective as of the Closing Date, the International Registration Plan ("IRP") registration and base-plate licenses registered in the states of Illinois and North Carolina (but not Tennessee) for the Company Owned Tractors and the Company Owned Trailers, as well as the IRP registration and base-plate licenses registered in the states of Illinois and North Carolina (but not Tennessee) owned by the Seller or its Affiliates, as appropriate, for the Independent Contractor equipment identified in the IC Agreements to be assigned by Seller to Buyer pursuant to Section 2.1.6 hereof, the form of such Master Lease Agreement to be substantially in the form attached hereto as Exhibit 12.2(xi).

         12.3. Certain Closing Costs; Prorations; Post-Closina Adjustments. Costs of closing the transaction contemplated hereby shall be allocated between Seller and Buyer as follows:

                  (a) Seller shall pay the costs of (i) providing to Buyer all information which Seller is obligated herein to provide to Buyer, (ii) any deed stamps, document taxes, mortgage taxes, intangible taxes, and similar taxes or charges with respect to the transaction, (iii) any other taxes referenced as Seller's responsibility in Article 15 hereof, and (iv) the Lien, judgment and

UCC searches on the Company and certain of its Affiliates performed by CSC Services Corporation at the request of Pepper, Hamilton & Scheetz.

                  (b) Buyer shall pay the costs of (i) performing its due diligence, (ii) the premium for the standard coverage Owner's Title Policy with respect to the Owned Facility, and (iii) recording the Deed and any other conveyance documents that Buyer may choose to record.

                  (c) The following items shall be adjusted or prorated between Seller and Buyer as of the Closing:

              (i) Ad valorem and similar taxes (excluding assessments) for the then current tax year relating to the Facilities shall be prorated. If the Closing occurs before the tax rate is fixed for the then current tax year, the apportionment of taxes shall be made on the basis of the tax rate for the preceding tax year applied to the latest assessed valuation of the Facilities and when the tax rate is fixed for the tax year in which the Closing occurs, Seller and Buyer hereby agree, one with the other, to adjust the proration of taxes and, if necessary, to refund or pay such sums to the other party as shall be necessary to effect such adjustment;

              (ii) All unpaid assessments, if any, existing as of the Closing Date, whether due and payable before or after Closing, shall be paid by Seller when due, to the extent such assessments relate to the periods prior to the Closing Date;

              (iii) Buyer shall receive cash at Closing from Seller equal to the amount of any and all unpaid bills relating to periods prior to the Closing Date for which Buyer shall be responsible after the Closing;

              (iv) Any operating expenses for or pertaining to public utility charges shall be prorated between Buyer and Seller at and as of the Closing;

              (v) Seller shall receive cash at Closing from Buyer equal to the amount of any and all security deposits on any Facility leases, Transport-Related Asset leases or Personal Property leases as well as any utility deposits relating to and benefiting the periods subsequent to the Closing Date, all such deposits (and the value thereof) being listed on Schedule 12.3(c)(v) hereto;

                  (d) Seller and Buyer agree that, to the extent described in this Section 12.3, Seller is entitled to receive all income and obligated to pay all expenses of the Facilities prior to the Closing Date and Buyer is to receive all income and pay all expenses of the Facilities after the Closing Date. If Buyer receives any bill or invoice which relates to periods prior to the Closing, Buyer shall refer such bill to Seller and Seller agrees to pay such bill or invoice promptly upon receipt. If Seller does not pay such bill in a timely manner, Buyer may, at its option, pay such bill or invoice and Seller shall become liable to Buyer for the full amount of such payment.

                  (e) Buyer acknowledges that, prior to the Closing Date, Seller has advanced funds for the benefit of the Independent Contractors relating to the acquisition of base plates for the Independent Contractor equipment (the "I/C Advances"), which I/C Advances are repaid in equal bi-monthly or monthly installments. Buyer further acknowledges that $160,630.88 of the I/C Advances are due and payable by the Independent Contractors subsequent to the Closing Date and Buyer agrees that upon receipt of any amounts representing I/C Advances after the Closing Date up to $160,630.88, it will promptly remit in cash such amounts to Seller, but in no event later than ten (10) business days after receipt thereof. Any amounts remitted by Buyer to Seller pursuant to this
Section 12.3(e) shall be in cash, by certified or bank check, or by wire transfer of immediately available funds and shall be accompanied by a statement setting forth (i) the amount of the I/C Advance received and remitted, (ii) the date of receipt by Buyer, (iii) identification of the Independent Contractor from which the I/C Advance was received and (iv) the remaining balance of the I/C Advances owing to Seller.

                  (f) Anything in this Agreement to the contrary notwithstanding, the provisions of this Section 12.3 shall survive the Closing.

                                  ARTICLE 13

                   CONDUCT OF SELLER AND BUYER AFTER CLOSING


         13.1. General cooperation Regarding Transfer of Assets. Buyer and Seller will cooperate upon and after the Closing Date in effecting the orderly transfer of the operations of the Business and the Assets to Buyer. In addition, after the Closing Date, at the request of either party and at the requesting party's expense, but without additional consideration, the other party shall execute and deliver from time to time such further instruments of assignment, conveyance and transfer, shall cooperate in the conduct of Litigation, and the processing and collection of insurance Claims, and shall take such other actions as may reasonably be required to convey and deliver more effectively to Buyer the Assets or to confirm and perfect Buyer's title to the Assets, and otherwise to accomplish the orderly transfer to Buyer of the Assets and operations of Seller as contemplated by this Agreement.

         13.2. Buyer's Transition Support to Seller.

              From and after the Closing, Buyer shall provide certain transition support to Seller pursuant to the terms and conditions of a Transition Services Agreement substantially in the form attached hereto as Exhibit 13.2 (the "Transition Services Agreement").

         13.3. Seller's Transition support to Buyer.

              From and after the Closing, Seller shall provide certain transition support to Buyer pursuant to the Transition Services Agreement.

         13.4. Seller's Restrictive Covenants.

              13.4.1. Non-Compete. The Seller (which for purposes of this
Section 13.4, shall include all of Seller's Affiliates but shall not include the Company) shall not, for a period of three (3) years following the Closing Date (the "Restricted Period"), do any of the following directly or indirectly without the prior written consent of the Buyer:

                  (i) engage or participate in any business activity competitive with the Business;

                  (ii) become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any person, firm, corporation, association or other entity engaged in any business that is competitive with the Business or become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any portion of the business of any person, firm, corporation, association or other entity where such portion of such business is competitive with the Business.

                  (iii) Notwithstanding the foregoing (i) or (ii), (A) a director of Seller may serve as a director of one or more transportation-related companies so long as Seller is not involved in the management of any such company, (B) Seller may hold not more than three percent (3%) of the outstanding securities of any class of any publicly-traded securities of a company that is so engaged so long as the Seller is not involved in the management of any such company, and (C) BMI, and any Affiliate (other than the Company) may continue to conduct its business operations consistent with the manner in which it conducts such operations on the date hereof so long as (1) it conducts such operations only from terminals located in the states of Ohio, Michigan, Indiana, West Virginia, Illinois and Pennsylvania (collectively, the "Territory"), (2) it opens no new terminals or other facilities in either the Territory or otherwise; provided, that, it may open new terminals (x) only in the Territory, (y) only in response to a direct request of an existing customer to do so, and (z) only so long as it cannot reasonably service such customer other than by opening such new terminals, (3) it does not expand its operations within the

Territory, (4) it does not acquire (by title acquisition or by lease or otherwise) or otherwise use any MC 306/307 or 312 trailers, or similar trailers (other than such trailers owned or used on the date hereof or those acquired or leased to replace such trailers owned or used on the date hereof) in its business operations.

              13.4.2. Non-Solicitation. The Seller shall not, during the Restricted Period, do any of the following, directly or indirectly, without the prior written consent of the Buyer:

                  (i) influence or attempt to influence any supplier, customer or potential customer of the Buyer or the Business to terminate or modify any written or oral agreement or course of dealing with the Buyer or the Business;

                  (ii) actively solicit to employ or retain, or arrange to have any other person or entity employ or retain, any person who is (on the date hereof) or may in the future be employed or retained by the Business as an employee, consultant, agent, distributor or in a similar such capacity;

                  (iii) actively influence or attempt to influence any such person to terminate or modify his employment, consulting, agency, distributorship or other arrangement with the Buyer or the Business.

              13.4.3. Specific Enforcement; Extension of Period.

                  (i) Seller acknowledges that the restrictions contained in Sections 13.4 hereof are reasonable and necessary to protect the legitimate interests of the Buyer and its Affiliates and that the Buyer would not have entered into this Agreement in the absence of such restrictions. Seller also acknowledges that any breach by it of Section 13.4 hereof will cause continuing and irreparable injury to the Buyer for which monetary damages would not be an adequate remedy. Seller shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of such breach by Seller, the Buyer shall have the right to enforce the provisions of Sections 13.4 hereof by seeking injunctive or other relief in any court, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Buyer. If an action at law or in equity is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys' fees, costs and disbursements. In the event that the provisions of Sections 13.4 hereof should ever be adjudicated to exceed the time, geographic, or other limitations permitted by applicable law in any applicable jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, or other limitations permitted by applicable law.

                  (ii) In the event that Seller shall be in breach of any of the restrictions contained in Section 13.4 hereof, then the Restricted Period shall be extended for a period of time equal to the period of time that Seller is in breach of such restriction.

              13.4.4. No Allocation to Restrictive Covenants. No portion of the Purchase Price shall be allocable to Seller's restrictive covenants set forth herein.

         13.5. Payables. Seller shall pay at Closing all accounts payable and trade obligations of the Business as provided in Section 7.1.8 above.

         13.6. Non-Solicitation.

              13.6.1. Covenant. The Buyer shall not, for the one (1) year period commencing on the date hereof, do any of the following, directly or indirectly, without the prior written consent of BMI.

                  (i) actively solicit to employ or retain, or arrange to have any other person or entity employ or retain, any person who is, on the date in question, employed or retained by BMI as an employee;

                  (ii) actively influence or attempt to influence any such person to terminate or modify his employment with BMI.

              13.6.2. Specific Enforcement; Extension of Period. Buyer acknowledges that the restrictions contained in Section 13.6.1 hereof are reasonable and necessary to protect the legitimate interests of BMI and that BMI would not have entered into this Agreement in the absence of such restrictions. Buyer also acknowledges that any breach by it of Section 13.6.1 hereof will cause continuing and irreparable injury to BMI for which monetary damages would not be an adequate remedy. Buyer shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of such breach by Buyer, BMI shall have the right to enforce the provisions of Section 13.6.1 hereof by seeking injunctive or other relief in any court, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to BMI. If an action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys' fees, costs and disbursements. In the event that the provisions of Section 13.6.1 hereof should ever be adjudicated to exceed the time, geographic, or other limitations permitted by applicable law in any applicable jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, or other limitations permitted by applicable law.

         13.7. Preservation of Corporate Existence. BMI shall cause Seller and each Affiliate of Seller that is a party to a Master Lease Agreement with Acquisition as provided in Section 12.2(xi) above, or a license with Acquisition relating to a facility (other than the Facilities) or other similar agreement with Acquisition, to preserve its corporate existence until the termination of such Master Lease Agreement, license(s), or agreement(s) (as the case may be).

         13.8. Specified Accounts Receivable. Seller shall use commercially reasonable efforts following the Closing Date to collect the Specified Accounts Receivable, including, without limitation, observing the same practices and procedures and exercising the same standard of care in servicing the Specified Accounts Receivable as it observes and exercises in the collection of its own accounts receivable. Upon collection by Seller of any Specified Account Receivable, up to an amount equal to the lesser of (i) $2,550,000 or (ii) eighty-five percent (85%) of the Specified Accounts Receivable (the "Threshold Amount"), such amounts will promptly be remitted by Seller to Acquisition or to such person identified by Acquisition in accordance with the written instructions received by Seller, but in no event later than the next business day. Once Seller has collected and remitted to Acquisition Specified Accounts Receivable in an amount equal to the Threshold Amount, the balance collected by Seller shall be retained by Seller. In the event that Specified Accounts Receivable in the aggregate amount of less than the Threshold Amount remain unpaid one hundred twenty (120) days following the Closing Date, Acquisition may, upon detailed written notice thereof to Seller, require Seller to purchase such unpaid Specified Accounts Receivable for an amount equal to the Threshold Amount of the Specified Accounts Receivable minus the Specified Accounts Receivable previously remitted to Acquisition, whereupon Seller shall do so within 5 days of receipt of such notice. To the extent Seller has collected and remitted to Acquisition an amount equal to the Threshold Amount, any remaining Specified Accounts Receivable that remain unpaid 120 days after the Closing Date shall become, without consideration, the property of Seller for its collection.

         13.9. Delivery of Documents by Seller. Seller previously has delivered to Buyer, or at Closing, or as soon after Closing as is practicable, Seller will deliver to Acquisition or make available to Acquisition at the Headquarters the following documents:

                  (a) Driver qualification files containing the information required under 49 C.F.R. Part 391 for all active employees and leased drivers.

                  (b) All medical records required by the DOT, including the DOT physical examination certificate, disability waiver, and drug and alcohol test results.

                  (c) Drug test result summary for Employees of the Company for the previous twelve (12) months.

                  (d) Training certificates for all Employees that have undergone training as a "haz mat employee" pursuant to 49 C.F.R. Part 126F.

                  (e) DOT accident register for the previous twelve (12) months.

                  (f) Maintenance files for all Transport-Related Assets and Independent Contractor equipment.

                  (g) Manufacturer's certificates for all MC cargo tanks.

                  (h) Qualification certificates for all mechanics that have been qualified to conduct the inspection and maintenance reports required under 49 C.F.R. Part 396.

                  (i) Occupational Safety and Health Act ("OSHA") Form 200 detailing all OSHA reported accidents or injuries.

                  (j) Workers' compensation claims files for Transferred Employees.

                  (k) Independent Contractor files, including escrow fund transaction summaries, for all Independent Contractors whose IC Agreement has been assigned to and assumed by Acquisition.

                                  ARTICLE 14

                             BROKERAGE; EXPENSES

         14.1. Brokers in General. Neither of the parties, nor, where applicable, any of their respective shareholders, officers, directors, or employees, has employed or will employ any broker, agent, finder, or consultant (a "Broker") or has incurred or will incur any liability for any brokerage fees, commissions, finders' fees, or other fees ("Brokerage Fees"), in connection with the negotiation or consummation of the transactions contemplated by this Agreement, except as set forth in Section 14.2 below.

         14.2. Seller's Brokers. Seller has engaged Meyercord Advisors, Inc., for whose fees Seller shall be solely responsible. Seller is responsible for and hereby indemnifies and holds Buyer harmless against and in respect of any claim for Brokerage Fees of Meyercord Advisors, Inc. and any additional such claims incurred by Seller relative to this Agreement and the transactions contemplated hereby.

         14.3. Buyer's Brokers. Buyer has engaged no Broker relative to this Agreement and the transactions contemplated hereby.

         14.4. HSR Filing Fee. Buyer and Seller each hereby agree to bear one-half of the filing fee payable in connection with the parties' compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

         14.5. Swain Performance Bonus. Buyer and Seller hereby agree to bear one-half of any performance bonus, if any, payable by Buyer to Matt Swain in connection with the performance of the Business during the Earn Out Period as more particularly described in that certain letter agreement, dated June 25, 1996, between Buyer and Mr. Swain, a copy of which is attached hereto as Exhibit 14.5.

         14.6. Expenses in General. Except as otherwise expressly provided in this Agreement, the parties agree to bear their respective expenses individually, each in respect of all expenses of any character incurred by it in connection with this Agreement or the transactions contemplated hereby. Any such expenses incurred by the Business shall be borne by or reimbursed by the Seller at Closing.

                                  ARTICLE 15

                      TAXES AND EMPLOYEE BENEFIT MATTERS


         15.1. Taxes.

              15.1.1. Transaction Taxes. Seller shall pay any documentary, stamp, sales, use, filing or other transfer taxes payable as a result of the transactions contemplated hereby; provided that Buyer shall pay any sales tax related to the transfer of any motor vehicle title into the Buyer's (or Buyer's Affiliate) name.

              15.1.2. Filing of Returns. After the Closing Date, Seller will cause to be prepared and timely filed all required Returns which are not required to be filed on or before the Closing Date for all taxable periods ending on or prior to or including the Closing Date.

         15.2. Transferred Employees and Independent Contractors. On the Closing Date, Buyer intends to offer employment to those Employees of Seller listed on
Schedule 15.2 attached hereto, provided that Buyer shall not be obligated to offer employment to any Employee of Seller who is not actively at work as of the Closing Date or within two weeks thereafter and to no other Employees of Seller or to any Employee of Seller who is employed in the capacity as a driver and not qualified under 49 C.F.R. Parts 382, 383, 391, 392 and 395. On the Closing Date, Buyer intends to accept assignment of Seller's agreements with those Independent Contractors listed on
Schedule 15.2 hereto; provided that, Buyer shall not be obliged to accept assignments of Seller's agreement with those Independent Contractors whose drivers are not qualified to operate a commercial motor vehicle under 49 C.F.R. Parts 382, 383, 391, 392 and 395.

         15.3. Employee Benefit Plans

              15.3.1. Group Medical Plan. Each Transferred Employee who is a participant in Seller's group medical plan (including related plans such as dental plans, and vision or prescription plans), and any covered dependents of such Employee, shall remain covered by such plan pursuant to its terms, through the end of the calendar month in which the Closing Date occurs. Buyer shall establish a substantially similar plan effective as of the first day of the next calendar month, in which Transferred Employees (and their covered dependents) shall be permitted to enroll. Transferred Employees (and their covered dependents) shall be given credit under such plan for any amounts paid during the calendar year under Seller's plan toward Buyer's plan's deductible and out-of-pocket maximum limitations, and time covered under Seller's plan shall be credited as a period of coverage toward any pre-existing condition exclusion contained in Buyer's plan. Seller's plan shall continue to be responsible for payment of any benefit claims that arose on account of medical services provided before the effective date of Buyer's plan or on account of a hospital confinement of a participant or beneficiary that commenced prior to the effective date of Buyer's plan (regardless of the date such claims are submitted). Seller's plan shall continue to be responsible for continuation coverage provided to qualified beneficiaries on account of qualifying events that occur before the effective date of Buyer's plan, even if the qualified beneficiary's election is submitted after such effective date.

              15.3.2. Savings Plan. Seller shall cause its savings plan (as qualified under sections 401(a) and 401(k) of the Code) to be amended to (a) cease participation of Transferred Employees as of the end of the payroll period containing the Closing Date; and (b) fully vest such Transferred Employees in any employer contribution accounts contained in such plan. Seller shall treat such Transferred Employees as terminated employees, and shall offer distribution elections to such Transferred Employees pursuant to Code section 401(k)(10). Buyer shall adopt a savings plan for Transferred Employees which shall be qualified under sections 401(a) and 401(k) of the Code, and which shall accept direct rollover elections from Seller's plan on behalf of Transferred Employees who elect such direct rollovers.

              15.3.3. Dependent Care and Medical Expense Reimbursement Plans. Effective as of the Closing, Buyer shall establish a dependent care reimbursement plan and a medical expense reimbursement plan, subject to Section 125 of the Code. Seller shall provide to Buyer information regarding the salary reduction elections and the debit or credit balances in such reimbursement accounts applicable to Transferred Employees as of the Closing Date. Each Transferred Employee shall be credited with such credit or debit balance as of the effective date of Buyer's plans. Buyer intends to retain the same third-party administrator for such plans, and such administrator shall apply Transferred Employees' reimbursement requests submitted before the Closing Date to Seller's plans, and shall apply those submitted on or after the Closing Date to Buyer's plans, and shall provide to both parties a reconciliation showing the net credit or debit balances applicable to Transferred Employees as of the Closing Date. As promptly following the Closing Date as practicable, Seller shall reimburse Buyer for the assumption of the net amount of such credit balances or Buyer shall reimburse Seller for the net amount of debit balances, as appropriate by payment of such amounts in cash, by certified or bank check, or by wire transfer of immediately available funds.

              15.3.4. Other Benefit Plans and Transition Arrangements. Buyer shall establish a life insurance plan and long-term disability plan, which shall be offered to Transferred Employees pursuant to their terms. Buyer shall not be obligated to maintain any plans described in this Section 15.3 for any specific period of time, and may amend such plans at any time, in its sole discretion. Buyer and Seller agree to take all such actions as reasonably may be required to effectuate an efficient transition of coverage for Transferred Employees (where applicable pursuant to the terms of this Agreement).

                                  ARTICLE 16

                                  TERMINATION

         16.1. Events of Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

              16.1.1. Mutual Consent. By mutual consent of Seller and the Buyer;

              16.1.2. Prior to Closing Date. By Seller or Buyer if the other shall have (a) misstated any representation or been in breach of any warranty contained herein or (b) been in breach of any covenant, undertaking or restriction contained herein and such misstatement or breach has not been cured by the earlier of (i) thirty (30) days after the giving of notice to such party of such misstatement or breach or (ii) the Closing Date;

              16.1.3. Buyer's Rights to Terminate. Provided that the Buyer is not in material Default hereunder, if all of the conditions precedent set forth in Section 9.2 hereof have not been met by July 15, 1996; or

              16.1.4. Seller's Rights to Terminate. Provided that the Seller is not in material Default hereunder, if all of the conditions precedent set forth in Section 9.1 hereof have not been met by July 15, 1996.

         16.2. Consequences of Termination.

              16.2.1. Effect of Termination. In the event of the termination and abandonment hereof pursuant to the provisions of Section 16.1, this Agreement shall become void and have no effect, without any liability on the part of any of the parties or their directors or officers or stockholders in respect of this Agreement except in the event of a termination pursuant to Section 16.1.2 hereof, in which case the non-breaching party shall be entitled to exercise all rights and pursue all remedies available to it as a result of such breach. Notwithstanding any termination pursuant to Section 16.1 hereof, the provisions of Section 7.7, 8.4 hereof and this Section 16.2.1 shall survive for the period of time set forth therein.

              16.2.2. Reimbursement of Audit Expenses. If the Closing does not occur for any reason other than a breach by the Buyer of its obligations hereunder or as a result of the condition precedent set forth in Section 9.1.9 hereof not being met, the Seller will immediately reimburse the Buyer for the cost of the Environmental Audits of the Facilities.

                                  ARTICLE 17

                                   GENERAL

         17.1. Entire Agreement; Amendments. This Agreement constitutes the entire understanding among the parties hereto with respect to the subject matter contained herein and supersedes any prior understandings and agreements among them respecting such subject matter. This Agreement may be amended and supplemented only by a written instrument duly executed by all the parties hereto.

         17.2. Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

         17.3. Gender; Number. Words of gender may be read as masculine, feminine, or neuter, as required by context. Words of number may be read as singular or plural, as required by context.

         17.4. Exhibits and Schedules. Each Exhibit and Schedule referred to herein is incorporated into this Agreement by such reference.

         17.5. Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability will not affect any other provision hereof. This Agreement shall, in such circumstances, be deemed modified to the extent necessary to render enforceable the provisions hereof.

         17.6. Notices. All notices and other communications hereunder shall be in writing and shall be given to the person either personally or by sending a copy thereof by first class or express mail, postage prepaid, or by telegram (with messenger service specified), telex or TWX (with answer back received) or courier services, charges prepaid, or by telecopier, to such party's address (or to such party's telex, TWX, telecopier or telephone number). If the notice is sent by mail, telegraph or courier services, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a telegraph office or courier service for delivery to that person or, in the case of telex of TWX, when dispatched.

         If to Buyer, to:

               Fleet Acquisition Corporation
               c/o Chemical Leaman Corporation
               102 Pickering Way
               Exton, PA 19341
               Attn: David M. Boucher, CFO
               Telecopy No.: (610) 363-4233

         With a copy to:

               Pepper, Hamilton & Scheetz
               3000 Two Logan Square
               18th and Arch Streets
               Philadelphia, PA 19103
               Attention: Barry M. Abelson, Esq.
               Telecopy No.: (215) 981-4750

         If to Seller to:

               Fleet Transport Company, Inc.
               c/o BMI Transportation, Inc.
               1300 East 9th Street Suite 1100
               Cleveland, OH 44114
               Attn: P. Elliott Burnside
               Telecopy No.: (216) 664-6030

         With a copy to:

               Calfee, Halter & Griswold
               1400 McDonald Investment Center
               800 Superior Avenue
               Cleveland, OH 44114
               Attention: Lawrence N. Schultz, Esq.
               Telecopy No.: (216) 241-0816

Notice of any change in any such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the party entitled to receive such notice.

         17.7. Waiver. The failure of any party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.

         17.8. Assignment. No party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other parties except that (i) Buyer may assign its rights hereunder to any direct or indirect wholly-owned subsidiary of CLC and (ii) Seller may assign its rights to receive payments hereunder to any lender or creditor of Seller, including Fleet Capital Corporation.

         17.9. Successors and Assigns. This Agreement binds, inures to the benefit of, and is enforceable by the successors and permitted assigns of the parties, and does not confer any rights on any other persons or entities.

         17.10. Governing Law. This Agreement shall be construed and enforced in accordance with Delaware law.

         17.11. Jurisdiction. Any judicial proceeding in relation to any matter arising under this Agreement may be brought in any court of competent jurisdiction in the State of Delaware (including the courts of the State or the United States of America for the District of Delaware) and, as part of the consideration for entering into this Agreement, by execution and delivery of this Agreement each party hereto to the extent permitted by law accepts, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

         17.12. Third party Beneficiaries. Except as specifically set forth herein, the representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and assigns, and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

         17.13. Publicity. Prior to the Closing Date, all notices to third parties and all other publicity relating to the transactions contemplated by this Agreement shall be jointly planned, coordinated and agreed to by the Seller and the Buyer. Prior to the Closing Date, none of the parties hereto shall act unilaterally in this regard without the prior approval of the Seller and the Buyer; provided, however, that such approval shall not be unreasonably withheld or delayed.

         17.14. Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The execution of this Agreement by any party hereto will not become effective until counterparts hereof have been executed by all the parties hereto. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. Any party may deliver a counterpart execution page to this Agreement by facsimile transmission; provided that such delivery shall constitute that party's agreement to promptly deliver original counterparts thereof upon any other party's reasonable request therefor.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                    FLEET TRANSPORT COMPANY INC.

                                    By: /s/ [Illegible]
                                        --------------------------
                                        Title:

                                    BMT TRANSPOTATAION,  INC.

                                    By: /s/ [Illegible]
                                        --------------------------
                                        Title:

                             [EXECUTIONS CONTINUED]

                                   FLEET TRANSPORT-VA., INC.

                                    By: /s/ [Illegible]
                                        --------------------------
                                        Title:

                                   BULK STORAGE,    INC.

                                    By: /s/ [Illegible]
                                        --------------------------
                                        Title:

                                   FLEET ACQUISITION CORPORATION

                                    By: /s/ David M. Boucher
                                        --------------------------
                                        Title: Executive Vice President

                                    CHEMICAL LEAMAN CORPORATION

                                    By: /s/ David M. Boucher
                                        --------------------------
                                        Title: Senior Vice President

                      LIST OF OMITTED SCHEDULES & EXHIBITS
                   TO ASSET PURCHASE AGREEMENT (Exhibit 2.1)*

         Number    Description

    Schedule 2.1.1   Real Property Descriptions
    Schedule 2.1.2   Real Property Leases
    Schedule 2.1.3   Transport Related Asset
    Schedule 2.1.4 Tangible Personal Property including inventory and computer hardware and software
    Schedule 2.1.5   Tangible Personal Property Lease
    Schedule 2.1.6 Contracts including independent contractor' customer and railway agreements
    Schedule 2.1.7   Intellectual Property
    Schedule 2.1.8   Intangible Personal Property
    Schedule 2.1.9   Escrow Deposits of Independent Contractors
    Schedule 2.1.10  Accrued Employee Vacation
    Schedule 2.1.11  Specified Accounts Receivable, detailed by document amount
    Schedule 2.2     Excluded Assets
    Schedule 5.1     Jurisdictions
    Schedule 5.2     Necessary Corporate Consents
    Schedule 5.4(a)  Permitted Uses of the Facilities
    Schedule 5.8 Undisclosed Liabilities, Guarantees, Letters of Credit and Reimbursement
    Schedule 5.10    Litigation including permits and operating authorities
    Schedule 5.11    Employee Benefits
    Schedule 5.12    Permits including noncompliance information
    Schedule 5.12.3  On-site and Off-site Disposal Locations
    Schedule 5.14    Insurance and Insurance Claim Notices
    Schedule 5.15    Intellectual Property

*The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to this Asset Purchase Agreement to the Commission upon request.

                      LIST OF OMITTED SCHEDULES & EXHIBITS
                   TO ASSET PURCHASE AGREEMENT (Exhibit 2.1)*

   Schedule 5.16     Labor Issues
   Schedule 5.16.2   Violations of Law
   Schedule 5.17     Contracts
   Schedule 5.18     Business Outside the Ordinary Course
   Schedule 5.21     Transactions with Affiliates
   Schedule 5.22     Capital Expenditure
   Schedule 5.25.2   Employee information including name, division, job title,
                     salary, date of hire and social security number
   Schedule 7.1.8    Accounts payable check register with vendor name, vendor
                     code, invoice references and payment amount
   Exhibit 12.2(xi)  Form of Master Lease Agreements for vehicles registered in
                     North Carolina and Illinois
   Exhibit 14.5      Letter Agreement with Matt Swain, dated June 25, 1996
   Exhibit___        BMI Transportation, Inc. and Subsidiaries, Consolidated
                     Financial Statements, dated September 30, 1995


*The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to this Asset Purchase Agreement to the Commission upon request.